UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Leggett & Platt, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 24, 2004

Dear Shareholder:

I am pleased to invite you to attend the annual meeting of shareholders of Leggett & Platt, Incorporated to be held on Wednesday, May 5, 2004, at 10:00 a.m. local time, at the Company’s Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri.

The enclosed proxy statement contains four proposals from your Board of Directors: (1) the election of 10 directors, (2) the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2004, (3) an amendment to the 1989 Discount Stock Plan to authorize an additional 4,000,000 shares, and (4) the approval of the 2004 Key Officers Incentive Plan. I encourage you to vote FOR each of the proposals.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote your shares by telephone at 1-800-758-6973, by Internet at www.eproxyvote.com/leg or by returning the enclosed proxy or voting instruction card. Specific instructions for these voting alternatives are contained on the proxy or voting instruction card.

Thank you for your continued support of Leggett & Platt.

Sincerely,
LEGGETT & PLATT, INCORPORATED

/s/ Felix E. Wright
Felix E. Wright
Chairman of the Board and Chief Executive Officer

Leggett & Platt, Incorporated

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held at the Company’s Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri, on Wednesday, May 5, 2004, at 10:00 a.m. local time:

1.	To elect ten (10) directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2004;

3.	To approve an amendment to the 1989 Discount Stock Plan to authorize an additional 4,000,000 shares;

4.	To approve the 2004 Key Officers Incentive Plan; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on March 15, 2004.

An Annual Report to Shareholders outlining the Company’s operations during the fiscal year ended December 31, 2003 accompanies this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors

Ernest C. Jett

Secretary

Carthage, Missouri

March 24, 2004

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors (the “Board”) of Leggett & Platt, Incorporated (the “Company” or “Leggett”) is providing these materials to you in connection with the Company’s annual meeting on May 5, 2004. These materials were first sent to our shareholders on March 24, 2004. As a Leggett shareholder, you are entitled and encouraged to vote on the items of business presented in these proxy materials. You are invited to attend the annual meeting, but you do not have to attend to be able to vote.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders containing financial statements of the Company for the year ended December 31, 2003 has been enclosed in the same mailing with this proxy statement.

You also may request a free copy of our Form 10-K, without exhibits, by writing to the address below, or you may access it in the Investor Relations section of our website at www.leggett.com.

Leggett & Platt, Incorporated Attn: Investor Relations No. 1 Leggett Road Carthage, MO 64836

What business will be voted on at the annual meeting?

Shareholders will vote on the following business items at the annual meeting:

•	The election of ten (10) directors

•	The ratification of PricewaterhouseCoopers LLP as our independent auditors for 2004

•	The approval of an amendment to add 4 million shares to the 1989 Discount Stock Plan

•	The approval of the 2004 Key Officers Incentive Plan

•	Any other business that is properly brought before the meeting

How does the Board recommend that I vote?

The Board recommends that you vote FOR each of the director nominees and FOR each of the proposals.

What shares can I vote?

The only class of outstanding voting securities is the Company’s $.01 par value common stock. Each share of common stock issued and outstanding as of the close of business on March 15, 2004, the record date, is entitled to one vote on each matter submitted to a vote at the annual meeting. As of the record date, we had 192,328,469 shares of stock issued and outstanding.

You may vote all shares of Leggett common stock owned by you as of the record date. This includes (i) shares held directly in your name as the shareholder of record, including shares acquired through Company benefit plans, and (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name.” As summarized below, there are some differences between shares held of record and those held in street name.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, UMB Bank, you are considered the shareholder of record and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If you hold shares in a brokerage account or through some other nominee, you are considered the beneficial owner of the shares held in street name, and these proxy materials were forwarded to you from the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by proxy. Although you are invited to attend the annual meeting, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee. You may vote your shares by any of the options listed on the voting instruction card.

How do I submit my vote?

Included with these proxy materials is a proxy card or voting instruction card. Specific voting instructions are included on the card. Generally, you may vote by telephone, by Internet, by signing and returning the proxy or voting instruction card, or in person at the meeting. If you vote by telephone or by Internet, you do not need to return the proxy or voting instruction card. You will need to have your proxy or voting instruction card in hand if you vote by telephone or Internet.

Can I change my vote?

You may change your vote at any time prior to the vote at the annual meeting, except that voting instructions for shares that are owned by you and held in certain of the Company’s benefit plans must be received by an earlier date specified in the voting instructions. If you are a shareholder of record, you may change your vote by (i) submitting a proxy (including a proxy by telephone or Internet) bearing a later date, (ii) providing written notice of revocation to the Secretary of the Company at or prior to the annual meeting, or (iii) attending the annual meeting and voting in person. If you hold shares as the beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee or, if you have obtained a legal proxy from your broker, by voting in person at the annual meeting.

How many votes are needed to conduct business at the annual meeting?

A majority of the outstanding shares of common stock entitled to vote must be present or represented by proxy in order to meet the quorum requirement for the transaction of business at the annual meeting. Both abstentions and broker non-votes (described in the following question) are counted for the purpose of determining a quorum. If a quorum is not present, the annual meeting may be adjourned for not more than 90 days to reach a quorum.

How are votes counted?

In the election of directors, you may vote FOR all of the nominees or WITHHOLD your vote with respect to one or more of the nominees. For the other proposals, you may vote FOR, AGAINST or ABSTAIN. An ABSTAIN vote has the same effect as a vote AGAINST the proposal. Our bylaws require the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote for the election of directors and approval of all proposals.

If you are a shareholder of record and you return a proxy card without marking one or more proposals, your proxy will be voted for those unmarked proposals in accordance with the recommendation of the Board (FOR the election of each nominee for director and FOR the remaining proposals).

However, if you hold shares in street name through a broker and you do not provide voting instructions on one or more proposals, your broker may only vote on your behalf for those proposals that are considered routine. A broker non-vote occurs when a broker returns a proxy card that is unmarked on one or more proposals because the broker lacks authority to vote on those matters without instructions from the beneficial owner. Broker non-votes will not affect the vote on any proposal, except proposal three (see below).

New York Stock Exchange (“NYSE”) rules require an additional level of shareholder approval for proposal three. For approval of this proposal, (i) a majority of the votes cast must be FOR votes, and (ii) the total number of votes cast must be more than 50% of those shares entitled to vote on the proposal. Broker non-votes will be excluded from the tabulation of the votes cast for this proposal, so they will have no effect on the first requirement. However, a high number of broker non-votes could result in the proposal not meeting the second requirement of 50% of the shares entitled to vote on the proposal.

If we do not receive voting instructions for shares held in the Stock Bonus Plan, the Company will vote those shares in accordance with the recommendation of the Board.

Who pays the cost of soliciting votes at the annual meeting?

Leggett is making this solicitation and will pay the entire cost of preparing, assembling, printing and mailing these proxy materials to solicit votes for the annual meeting. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders. If you choose to access proxy materials or vote by Internet, you are responsible for any Internet access charges you may incur. There is no charge to the shareholder for telephone voting.

If necessary to assure sufficient representation at the meeting, employees of the Company, at no additional compensation, may request the return of proxies personally or by telephone, facsimile or the Internet. The extent to which this will be necessary depends on how promptly proxies are received.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting tabulations at the annual meeting and publish the final results in our quarterly report on Form 10-Q for the second quarter of 2004.

What should I do if I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted a procedure known as “householding,” which has been approved by the Securities and Exchange Commission (“SEC”). Under this procedure, we may send one proxy statement and annual report to multiple shareholders of record sharing the same address, unless a shareholder has withheld consent for householding. Each shareholder at a given address will receive a separate proxy card. If you are receiving multiple sets of proxy materials and wish to have your accounts householded, contact UMB Bank at 1-800-884-4225 or send written instructions to UMB Bank, P.O. Box 410064, Kansas City, MO 64141-0064. If you no longer wish to participate in householding, you must provide written notification to UMB Bank to withhold your consent for householding.

Many brokerage firms participate in householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one set of proxy materials for multiple shareholders of record and wish to receive another set of proxy materials this year, you may request an additional copy by calling or writing to us at:

Leggett & Platt, Incorporated Attn: Investor Relations No. 1 Leggett Road Carthage, MO 64836 1-800-888-4569

To ensure that you receive multiple copies in the future, please contact UMB Bank at the number or address in the preceding question to withhold your consent for householding.

How do I access proxy materials on the Internet?

You can access Leggett’s annual report and proxy statement on our website at www.leggett.com. For future meetings, registered shareholders can save the Company the expense of mailing printed proxy materials by consenting to receive them in electronic format instead. You can choose this option by completing the required information at www.econsent.com/leg. Your choice will remain in effect until you revoke it.

By choosing to receive the annual meeting materials online, you are also agreeing that the online notice of the annual meeting is equivalent to the personal delivery of written notice. If you choose this option, prior to the next annual meeting you will receive an e-mail notice that will provide the links to the annual meeting materials online. This e-mail notice will also provide instructions to vote your proxy online.

You may always cancel your consent or specifically request that a copy of the proxy materials be sent to you. To change or revoke your consent, follow the instructions on www.econsent.com/leg.

What is the deadline to propose actions for next year’s annual meeting or to nominate a director?

Shareholders may propose actions for consideration at future annual meetings by either presenting them for inclusion in the Company’s proxy statement or by undertaking the solicitation of votes independent of our proxy statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on the Corporate Governance section of our website at www.leggett.com. Notices specified for the types of shareholder actions set forth below must be addressed to:

Leggett & Platt, Incorporated Attn: Corporate Secretary No. 1 Leggett Road Carthage, MO 64836

Shareholder Proposal Included in Proxy Statement

If you intend to present a proposal at the 2005 annual meeting, SEC rules require that the Secretary of the Company receive the proposal at its principal executive offices by November 24, 2004 for possible inclusion in the proxy statement. We will determine whether to include a proposal in the proxy statement in accordance with SEC rules governing the solicitation of proxies.

Shareholder Proposal Not Included in Proxy Statement

If you intend to submit a proposal at the 2005 annual meeting by soliciting votes independent of the Company’s proxy statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal. Notification will be considered timely if it is received no earlier than December 6, 2004 and no later than January 25, 2005. The notice must include a description of the proposed business, the name and address of the shareholder and number of shares held, any material interest of the shareholder in the business, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law.

The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominee Included in Proxy Statement

If you wish to recommend a director candidate to the Nominating & Corporate Governance Committee for possible inclusion in the proxy statement, please see the notice and information requirements contained in the section titled “Consideration of Director Nominees” on page 10 of this proxy statement.

Director Nominee Not Included in Proxy Statement

If you intend to nominate a candidate for election as a director outside of the Company’s nomination process, our bylaws require timely notice of the nomination. A nomination for the 2005 annual meeting will be considered timely if it is received no earlier than December 6, 2004 and no later than January 25, 2005. The notice of nomination must include the information specified in Section 2.2 of the bylaws, including the name and address of the shareholder making the nomination, the number of shares held by the shareholder, each proposed nominee, each of their occupations, and certain other information.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Leggett has a long-standing commitment to sound corporate governance principles and ethical business practices. The Board has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and Company management. The Board also has adopted a Code of Business Conduct & Ethics applicable to all Company employees, officers and directors, as well as a Code of Ethics for Financial Officers. These corporate governance documents are published on our website at www.leggett.com.

Board Independence

The Board has determined that a majority of its directors is independent. The determination that directors have no material relationship with the Company is made in accordance with Categorical Standards for Director Independence adopted by the Board and included in this proxy statement as Appendix A. Applying these standards, the Board has determined that each of its non-management directors, except Harry M. Cornell Jr., is independent. The Board knows of no business or other relationship involving its non-management directors that does not fit within the categorical standards.

Board Structure and Committee Composition

The Board held six meetings in 2003. All directors attended all of the meetings of the Board and of the committees on which they served in 2003. Directors are expected to attend the annual meeting, and all of them attended the 2003 annual meeting.

The Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating & Corporate Governance Committee. The membership and function of each of the committees are described below. With the exception of the Executive Committee, each committee is composed entirely of independent directors and operates under a written charter adopted by the Board. The charters are published in the corporate governance section of our website at www.leggett.com.

In accordance with the Company’s corporate governance guidelines, non-management directors hold executive sessions regularly without management present. At least one executive session per year is limited to only independent non-management directors. The Board has chosen Richard T. Fisher as the presiding director for meetings of the non-management directors. As Presiding Director, Mr. Fisher also makes at least two additional visits to Company sites per year and is available to the Chairman of the Board and Chief Executive Officer for consultation as needed. See “Communications with the Board” on page 12 for information about how you can contact the Presiding Director.

	Audit	Compensation	Nominating & Corporate Governance
Non-management Directors:
Raymond F. Bentele	Chair	—	—
Ralph W. Clark	Member	—	—
Harry M. Cornell Jr.	—	—	—
R. Ted Enloe III	—	Chair	—
Richard T. Fisher	Member	Member	Member
Judy C. Odom	Member	Member	Member
Maurice E. Purnell Jr.	—	—	Chair

Management Directors:
Karl G. Glassman	—	—	—
David S. Haffner	—	—	—
Felix E. Wright	—	—	—

Number of Meetings in 2003	5	4	4

Audit Committee

All Audit Committee members are independent and financially literate, as defined by NYSE rules. Two members, Raymond Bentele and Judy Odom, possess the training, skills and experience required to meet the SEC and NYSE definition of “financial experts.” None of the members serves on the audit committee of more than three public companies. A copy of the Audit Committee charter, as amended, is attached to this proxy statement as Appendix B.

The Audit Committee’s responsibilities include:

•	selecting and retaining the Company’s independent auditors

•	overseeing the independent auditor’s work, including pre-approval of audit and non-audit services

•	reviewing and evaluating material issues relating to the internal quality controls and independence of the Company’s independent auditors

•	reviewing and discussing with the independent auditors, management, and the Board the Company’s quarterly and annual financial statements, including major issues relating to our accounting policies and procedures

•	reviewing any assessments of the Company’s internal controls by management and the independent auditors

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies

•	reviewing the resources, scope and results of the Company’s internal audit function

•	discussing policies regarding risk assessment and risk management

•	reviewing the Company’s compliance with applicable laws and regulations

We have published on our website and corporate intranet a procedure for employees and others to confidentially report to the Audit Committee any questionable accounting, internal control or auditing matters. The Company’s Vice President of Internal Audit has a direct reporting relationship to the Audit Committee and is responsible for receiving, processing and maintaining records of the reports. The Chair of the Audit Committee reviews all complaints and accompanying investigations and may request the full Committee’s review of a complaint to determine appropriate action steps.

Compensation Committee

The Compensation Committee is responsible for:

•	assisting management and the Board in developing and maintaining the Company’s policy on executive compensation, including the effective use of equity compensation

•	annually reviewing the CEO’s performance and compensation

•	approving compensation payable to our executive officers

•	making recommendations to the Board regarding non-executive compensation, incentive compensation plans and equity-based plans

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board a set of corporate governance principles for the Company

•	assisting the Board in the oversight of corporate governance principles, policies and procedures

•	identifying qualified candidates for Board membership and recommending to the Board director nominees to be voted on at the annual meeting of shareholders

•	reviewing and making recommendations to the Board regarding size, composition, and policies of the Board

•	periodically reviewing our Articles and Bylaws as they relate to corporate governance matters

Consideration of Director Nominees

The Nominating & Corporate Governance Committee is responsible for identifying and evaluating qualified candidates for election to the Board of Directors. Following its evaluation, the Committee recommends to the full Board a slate of director candidates for inclusion in the Company’s proxy statement and proxy card.

In the case of incumbent directors, the Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance, and any transactions between the director and the Company. In the case of new director candidates, the Committee first determines whether the nominee must be independent under NYSE rules and identifies any special needs of the current Board. The Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm.

The Committee seeks to identify and recruit the best available candidates. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Committee believes director candidates should have the following minimum qualifications:

•	character and integrity

•	a commitment to the long-term growth and profitability of the Company

•	a willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings

•	significant business or public experience relevant and beneficial to the Board and the Company

In addition to the minimum qualifications described above, the Committee may also consider the following factors in evaluating candidates for recommendation to the Board:

•	present needs of the Board for particular experience or expertise and whether the candidate would satisfy those needs

•	requirement for the Board to have a majority of independent directors and whether the candidate would be considered independent

•	whether the candidate would be considered a “financial expert” or “financially literate” as described in NYSE listing standards or the Audit Committee charter

•	accomplishments of each candidate in his or her field

•	outstanding professional and personal reputation

•	relevant experience, including experience at the strategy/policy setting level, high level managerial experience in a complex organization, industry experience and familiarity with the products and processes used by the Company

•	ability to exercise sound business judgment

•	breadth of knowledge about issues affecting the Company

•	ability and willingness to contribute special competencies to Board activities

•	a willingness to assume broad fiduciary responsibility

•	fit with the Company’s culture

Following its initial review, one or more members of the Committee will interview the candidate by telephone or in person. The Committee may arrange subsequent interviews with the Chairman of the Board, Presiding Director, and/or members of the Company’s management.

The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder. Shareholders who wish to recommend candidates for consideration by the Committee must submit a written recommendation to the Secretary of the Company at No. 1 Leggett Road, Carthage, MO 64836. Recommendations must be sent by certified or registered mail and received by December 15th for consideration at the following year’s annual meeting of shareholders. Recommendations must include the following:

•	shareholder’s name, number of shares owned, length of period held, and proof of ownership

•	name, address, phone number and age of the candidate

•	a resume describing, at a minimum, the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.)

•	a supporting statement that describes the candidate’s reasons for seeking election to the Board of Directors and documents his or her ability to satisfy the director qualifications described above

•	the candidate’s consent to a background investigation

•	the candidate’s written consent to stand for election if nominated by the Board and to serve if elected by the shareholders

•	any other information that will assist the Committee in evaluating the candidate in accordance with this procedure

The Corporate Secretary will promptly forward these materials to the Committee Chair and the Chairman of the Board. The Committee may contact recommended candidates to request additional information necessary for its evaluation or for disclosure under applicable SEC rules.

Separate procedures apply if a shareholder wishes to nominate a director candidate for election at a meeting of shareholders. Those procedures, contained in our bylaws, are discussed in the Question and Answer section of this proxy statement on page 7.

Director Compensation

Employee directors receive an annual retainer of $3,000. Compensation for non-employee directors is as follows:

Annual Retainer	$24,000

Board Meeting Attendance Fees:
Regular Meeting	$4,000
Telephone Meeting	$500

Committee Chair Annual Retainer:
Audit Committee	$5,000
Compensation Committee	$3,000
Nominating & Corporate Governance Committee	$3,000

Committee Attendance Meeting Fees:
Regular Meeting	$1,000
Telephone Meeting	$500

Presiding Director Annual Retainer	$5,000

Additionally, non-employee directors receive annual grants of at-market stock options under the 1989 Flexible Stock Plan. On May 14, 2003, each non-employee director was granted options to purchase common stock with a $50,000 market value. They received 2,369 options at an exercise price of $21.11 per share. The options have a 10-year term and vest after one year.

Non-employee directors also may elect to receive stock options in lieu of cash compensation under the Director Stock Option Plan. The number of options granted is determined by dividing the amount of compensation forfeited by 50% of the market value of our common stock on the grant date. The exercise price of the options is 50% of the fair market value on the grant date. The options have a 15-year term and vest after one year.

Communications with the Board

Individuals may communicate with the Board by e-mail at presidingdirector@leggett.com or by written correspondence to: L&P Presiding Director, P.O. Box 637, Carthage, MO 64836. Mr. Fisher, the Board’s Presiding Director, will receive all communications directly. In his discretion, Mr. Fisher may forward communications to the full Board or to any or all of the independent directors for further consideration.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the annual meeting, 10 directors will be elected who will hold office until the next annual meeting of shareholders or until their successors are elected and qualified. The ten nominees for election at the annual meeting are named below with brief biographies. All have been previously elected to the Company’s Board. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board.

Raymond F. Bentele, age 67, served as President and Chief Executive Officer of Mallinckrodt, Inc., a manufacturer of medical and specialty chemical products, from 1981 until his retirement in 1992. He serves as a director of Kellwood Company, an apparel and camping goods manufacturer, IMC Global, Inc., a producer of crop nutrient minerals, and AMCON Distributing Company, a distributor of food and beverage products. He was first elected as a director of the Company in 1995.

Ralph W. Clark, age 63, was a Vice President of International Business Machines Corporation (“IBM”) from 1988 until 1994. He also served as Chairman of Frontec AMT Inc., a software company, until his retirement in 1998. Mr. Clark was first elected as a director of the Company in 2000.

Harry M. Cornell, Jr., age 75, is Chairman Emeritus of the Company’s Board of Directors. He has served the Company in various capacities since 1950. He served as President from 1960 to 1982 and as Chief Executive Officer from 1960 to 1999. Mr. Cornell was Chairman of the Board from 1982 to 2002. He was first elected as a director of the Company in 1958.

Robert Ted Enloe, III, age 65, is President and Chief Executive Officer of Optisoft, Inc., a manufacturer of intelligent traffic signal systems. He is also Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership. Mr. Enloe served as Vice Chairman and Office of CEO of Compaq Computer Corporation, an information technology company, during 1999. He also served as President and Interim CEO of Surgient Networks, Inc., a computer equipment and software company, during 2002. Mr. Enloe serves as a director of Silicon Laboratories Inc. He was first elected as a director of the Company in 1969.

Richard T. Fisher, age 65, is Managing Director of Oppenheimer & Co., an investment banking firm. He served as Managing Director of CIBC World Markets Corp., an investment banking firm, from 1990 to 2002. Mr. Fisher was first elected as a director of the Company in 1972.

Karl G. Glassman, age 45, was elected Executive Vice President of the Company in 2002 and has served as President of the Residential Furnishings Segment since 1999. He previously served the Company as Senior Vice President from 1999 to 2002 and President of Bedding Components from 1996 through 1998. Mr. Glassman has served the Company in various capacities since 1982. He was first elected as a director of the Company in 2002.

David S. Haffner, age 51, was elected President of the Company in 2002 and has served as Chief Operating Officer of the Company since 1999. He previously served as the Company’s Executive Vice President from 1995 to 2002 and has served the Company in other capacities since 1983. Mr. Haffner was first elected as a director of the Company in 1995.

Judy C. Odom, age 51, served until 2002 as Chairman of the Board and Chief Executive Officer of Software Spectrum, Inc., a computer software company she co-founded in 1983 and took public in 1991. She is a director of Storage Technology Corp., a data storage manufacturer, and Harte Hanks Inc., a direct marketing company. Ms. Odom was first elected as a director of the Company in 2002.

Maurice E. Purnell, Jr., age 64, is Of Counsel to the law firm of Locke Liddell & Sapp LLP. He was a partner of Locke Liddell from 1972 to 2002. Mr. Purnell was first elected as a director of the Company in 1988.

Felix E. Wright, age 68, is Chairman of the Company’s Board of Directors and Chief Executive Officer. He also served as Vice Chairman of the Company’s Board of Directors from 1999 to 2002 and as Chief Operating Officer from 1979 to 1999. Mr. Wright has served in various other capacities since 1959. He was first elected as a director of the Company in 1977.

The affirmative vote of the majority of all shares present in person or represented by proxy and entitled to vote at the annual meeting is required for the election of directors. The Board recommends that you vote FOR the election of each of the director nominees.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors for the fiscal year ending December 31, 2004. PwC (or its predecessor firm) has been engaged as our independent auditors since 1991.

Although we are not required to submit this appointment to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of PwC as our independent auditor. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for shareholder rejection and may consider whether to retain PwC or appoint another firm. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire and also will be available to respond to appropriate questions. For additional information, see “Independent Auditor Fees and Services” on page 31 of this proxy statement.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required for the adoption of this proposal. The Board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP.

PROPOSAL THREE

AMENDMENT TO THE 1989 DISCOUNT STOCK PLAN

In 1989, shareholders approved the Company’s 1989 Discount Stock Plan (the “Stock Plan”) to provide eligible employees an opportunity to purchase Company common stock at a 15% discount from market. The Company strongly encourages employee stock ownership in order to align the interests of employees with those of shareholders. Stock ownership by employees ties their interests directly to the performance of our common stock.

The Board adopted, subject to shareholder approval, an amendment to the Stock Plan to increase the number of shares available for purchase by an additional 4 million shares of Company common stock (the “2004 Plan Amendment”). The Board believes this amendment is necessary to ensure the availability of shares for future purchases by the Company’s employees under the Stock Plan.

Currently, there are 19 million shares authorized for purchase under the Stock Plan. If the 2004 Plan Amendment is approved, the number of authorized shares will be 23 million. As of December 31, 2003, approximately 1 million shares remained available for purchase under the Stock Plan. If the 2004 Plan Amendment is approved, approximately 5 million shares will be available for purchase. During the past three years, the Company has issued 2.5 million shares under the Stock Plan.

The Stock Plan is an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code (the “Code”). Set forth below is a description of the key features of the Stock Plan. This description is subject to and qualified by the full text of the Stock Plan, as proposed to be amended, which is attached as Appendix C.

Eligibility for Participation

All employees of the Company and those U.S. and Canadian subsidiaries designated by the Committee are eligible to participate under the Stock Plan. However, the Committee may exclude employees: (i) who have been employed for less than two years; (ii) whose customary employment is 20 hours or less per week; (iii) whose customary employment is for not more than five months in any calendar year; and (iv) highly compensated employees (within the meaning of Section 414(q) of the Code). In addition, no employee may purchase shares under the Stock Plan: (i) with a fair market value of more than $25,000 during any calendar year, calculated as of the beginning of the year; or (ii) if immediately after the purchase the employee would own 5% or more of the Company’s common stock.

Administration of the Stock Plan

The Stock Plan is administered by a committee (the “Committee”) that consists of three or more directors who are “Non-employee Directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). The members of the Committee are appointed by the Board of Directors. Currently, the Compensation Committee of the Board serves as the Committee administering the Stock Plan.

The Committee has authority to: (i) determine when and to whom options are granted; (ii) determine the terms and conditions of each Offering, as defined below; (iii) interpret the Stock Plan; (iv) prescribe, amend, and rescind rules and regulations relating to the Stock Plan; and (v) take any other action it considers necessary or appropriate for the administration of the Stock Plan. All determinations made by the Committee are final.

Except as required by Rule 16b-3 with respect to benefits granted to persons who are subject to Section 16 of the Exchange Act, the Committee may delegate all or any part of its authority under the Stock Plan to any employee or committee.

Offerings Under the Stock Plan

The Committee may select one or more dates for the initial granting of any option to purchase shares under the Stock Plan (the “Offering”). The Stock Plan provides that each Offering will begin on an “Offering Date” and will continue for a period set by the Committee (“Offering Period”). The Committee has determined that each Offering Period will be of one-year duration and will coincide with the calendar year.

Of the approximately 23,000 employees who were eligible to participate in the 2004 Offering under the Stock Plan, 6,080 employees chose to participate. The Company expects similar participation in future offerings.

The Committee determines the terms and conditions of each Offering, including the number of shares offered, the price per share paid by the participant, and whether interest will be paid on participants’ accounts. The price per share may not be less than the lower of: (i) 85% of the fair market value of the shares on the Offering Date; or (ii) 85% of the fair market value of the shares on the purchase date. The Committee has set the current purchase price at 85% of the fair market value of the shares on the purchase date.

Each eligible employee may elect to participate in the Stock Plan as of a date determined by the Committee by delivering to the Company an executed agreement in the form approved by the Committee. The Stock Plan permits payment for shares to be made (i) through payroll deductions, (ii) by separate cash payments which may be made by a participant from time to time, as determined by the Committee, and (iii) upon the consent of the Committee, in shares to be valued on the purchase date. Currently, the Committee only allows payment to be made through payroll deductions. The Company maintains a stock purchase account for each participant. All payroll deductions are credited to participants’ accounts.

Shares are automatically purchased for participants at times determined by the Committee. Currently shares are purchased on the last business day of each month. Purchased shares are delivered to participants quarterly. Any balance remaining in the participant’s account after a stock purchase remains in the account unless the Offering is over, in which case it is refunded to the participant.

Participants may withdraw from the Stock Plan at the times and upon the conditions established by the Committee. Currently, participants may withdraw during an Offering Period by submitting the appropriate form to the Company. Renewed participation after a withdrawal is only permitted once during an Offering Period.

Federal Income Tax Consequences

Contributions to the Stock Plan through payroll deductions are included in the participant’s taxable income. If a participant sells shares within two years from the Offering Date, he will recognize ordinary income equal to the difference between the fair market value of the shares on the purchase date and the purchase price. Any further gain is a capital gain. The participant’s early disposition of the shares also entitles the Company to a deduction equal to the amount the participant recognized as ordinary income.

If the participant sells the shares at least two years after the Offering Date, the participant will recognize ordinary income in an amount equal to the lesser of (i) the actual gain on the sale (the sale price minus the purchase price) or (ii) 15% of the fair market value of the shares on the Offering Date. Any further gain is a capital gain. Any loss is treated as a capital loss. The Company will have no tax consequences.

Amendment or Termination

The Board may amend or terminate the Stock Plan at any time. The Board may not amend the Stock Plan without shareholder approval if such amendment (i) would cause the Stock Plan to fail to meet the requirements of Section 423 of the Code, (ii) would cause the Stock Plan to fail to meet the requirements of Rule 16b-3, or (iii) would violate applicable law. No such amendment or termination may adversely affect any benefits granted prior to the amendment.

The affirmative vote of (i) a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting, and (ii) a majority of the votes cast on this proposal, provided that the total number of votes cast on the proposal represents more than 50% of all shares entitled to vote thereon will be required for the adoption of this proposal. (See “How are votes counted” on pgs. 5-6.) The Board recommends a vote FOR approval of the 2004 Plan Amendment to increase the number of shares available for purchase under the Stock Plan by 4 million shares.

PROPOSAL FOUR

APPROVAL OF 2004 KEY OFFICERS INCENTIVE PLAN

Section 162(m) of the Code limits the amount of compensation that may be deducted by the Company in any year to each person named in the Summary Compensation Table on page 23. However, certain “performance-based” compensation is not subject to this deduction limit. Compensation is “performance-based” if payment is based on the achievement of performance goals set by a committee of outside directors. The Company’s shareholders must approve the material terms of such performance goals.

In 1999, shareholders approved the 1999 Key Officers Incentive Plan (the “1999 Incentive Plan”). Bonuses paid to the participants under the 1999 Incentive Plan for the past three years are shown in the Summary Compensation Table. Plans providing benefits intended to qualify as performance-based compensation under Section 162(m) of the Code must be approved by shareholders every five years.

Subject to shareholder approval, the Compensation Committee of the Board of Directors adopted the 2004 Key Officers Incentive Plan (the “2004 Incentive Plan” or the “Plan”) to replace the 1999 Incentive Plan. The

2004 Incentive Plan changed the performance objectives and simplified the payout calculation. All other aspects of the Plan remain unchanged. If approved by shareholders, the 2004 Incentive Plan will become effective as of January 1, 2004. If not approved by shareholders, no performance-based bonuses will be paid under either the 1999 or the 2004 Incentive Plans.

Set forth below is a description of the key features of the 2004 Incentive Plan. This description is subject to and qualified by the full text of the Plan attached as Appendix D.

Description of the Incentive Plan

The 2004 Incentive Plan is designed to permit the Company to maximize tax deductions for performance-based compensation paid or awarded to participants under the Plan. The purpose of the Plan is to attract, motivate and retain participants who make significant contributions to the Company’s success by allowing them to share in that success. The participants are the executives listed in the Summary Compensation Table and any other executives likely to be listed in the Summary Compensation Table the following year.

The Plan is administered by the Compensation Committee (the “Committee”). The Committee has sole responsibility for approving participants, establishing performance objectives and bonus formulas, and determining a participant’s bonus under the performance objectives and bonus formulas.

The Plan provides for the payment of cash bonuses to participants based on the attainment of certain performance objectives. Participants may elect to defer bonuses under the Company’s deferred compensation program. Performance objectives may differ for each participant and can be based on one or more of the following measures of the Company’s performance: revenues, operating income, return on equity, return on assets, cash flow, market price of our common stock, earnings, earnings per share of our common stock, and/or the performance objectives set forth below.

Under the 1999 Incentive Plan, a bonus pool was generated based on achievement of certain return on adjusted average equity (ROAAE) and return on adjusted net assets (ROANA) objectives. The 2004 Incentive Plan simplified the payout calculations by eliminating the bonus pool, using one performance objective instead of two, and reducing the number of adjustments to the performance objective. The 2004 Incentive Plan calculates the corporate payout percentage based on EBIT (earnings before interest and taxes) return on net assets (RONA).

The amount of the 2004 bonuses cannot be determined at this time. However, if the 2004 Incentive Plan had been in effect during 2003, the bonuses received by the participants would have been substantially the same as the amounts shown for 2003 in the Summary Compensation Table on page 23.

Calculation of Awards

The amount of each participant’s bonus is determined by applying the appropriate award formula to a percentage of the participant’s annual salary (the “Target Percentage”). The Committee will determine the award formula and the Target Percentage for each participant within 90 days after the beginning of each year.

A participant’s “basic potential award” is calculated by multiplying the participant’s Target Percentage times his annual base salary as of the end of the calendar year. For example, if the participant’s target percentage is 50% and his annual base salary is $300,000, his basic potential award would be $150,000 (50% × $300,000).

Awards are calculated based on the achievement of certain performance objectives. There are two award formulas, one for “corporate participants” and one for “profit center participants.”

Under the corporate formula, the corporate payout portion comprises 100% of the total basic potential award. Under the profit center formula, 75% of the total basic potential award is determined by the achievement of the profit center’s budget. The remaining 25% of the total award is the corporate payout. The profit center portion of the award is payable when the profit center has operating income of at least 62.5% of budgeted operating income. The maximum profit center portion is payable when the profit center has operating income equal to 100% of budgeted operating income.

Until otherwise determined by the Committee, RONA is the performance objective used to determine the corporate payout portion. When RONA for a calendar year is at least 8%, the corporate payout will begin at 5% and will follow the payout schedule set out below.

PAYOUT SCHEDULE

RONA	Payout %
8%	5%
9%	15%
10%	25%
11%	35%
12%	45%
13%	55%
14%	65%
15%	75%
16%	85%
17%	100%
18%	115%
19%	130%

If the threshold RONA levels are met by the Company, a portion of the applicable Target Percentage becomes payable. This portion increases as the returns increase above the thresholds. A participant’s bonus may exceed 100% of the Target Percentage; however, a participant’s bonus for any year may not exceed 0.3% of the Company’s EBIT for that year. Historically, individual bonus payments to participants have been substantially less than the 0.3% EBIT maximum. Individual bonus payments for 2004 are also expected to be substantially less than the maximum.

Using the schedule above, if the Company achieved a 14% RONA, the resulting corporate payout would be 65%. Using the example of a corporate participant with a $150,000 basic potential award, the corporate portion of his or her award would be $97,500 ($150,000 × 65%).

The Committee may reduce a participant’s bonus as calculated under the bonus formula by up to 10%, but may not increase the bonus. No participant who is subject to Section 162(m) of the Code will be entitled to an additional bonus based on another participant forfeiting all or any portion of the 10% discretionary payment.

The Company has a separate incentive plan for other key management employees, the Key Management Incentive Plan (the “Management Incentive Plan”). The terms of the Management Incentive Plan are substantially the same as those of the 2004 Incentive Plan. Total bonuses paid to corporate participants under the 2004 Incentive Plan and the Management Incentive Plan may not exceed 4% of EBIT.

The Committee may amend or terminate the Plan at any time, provided that no amendment will be made without shareholder approval if such approval is required under applicable law or for bonuses to qualify as “performance-based compensation.”

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required for the adoption of this proposal. The Board recommends a vote FOR approval of the Incentive Plan.

LEGGETT & PLATT

COMMON STOCK PERFORMANCE GRAPH

Each year we compare the performance of our common stock to a group of peer companies. We have selected a peer group of ten manufacturing companies that resemble the Company in terms of size, diversification, organizational structure and other key business characteristics. These companies are Danaher Corporation, Dover Corporation, Eaton Corporation, Emerson Electric Co., Illinois Tool Works, Inc., Ingersoll-Rand Company, Newell Rubbermaid, Inc., Pentair Inc., PPG Industries, Inc., and SPX Corporation (“Diversified Peer Group”). Management believes the Company shares many key characteristics with each of these companies individually and as a group.

Because we continue to have a strong presence in the furniture industry, we also compare our performance to the 15 companies that comprise the SIC Code 251 Household Furniture Index (“Furniture Peer Group”). Performance data for the Furniture Peer Group was prepared and published by Media General Financial Services. Management believes the inclusion of the Furniture Peer Group, along with the Diversified Peer Group, provides our shareholders, potential investors and analysts with an additional tool for assessing the performance of our common stock.

The following graph compares the cumulative total return on our common stock over the five years ended December 31, 2003 to the returns on the S&P 500 Composite Index, the Diversified Peer Group and the Furniture Peer Group. This graph is included for comparative purposes only and does not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of the stocks involved, nor is it intended to forecast or be indicative of possible future performance. Additional information concerning our long-term performance can be found in the Annual Report to Shareholders that accompanies this proxy statement.

The comparison assumes separate $100 investments were made on December 31, 1998 in Company common stock, the Diversified Peer Group, the Furniture Peer Group, and the S&P 500 Composite Index and that all dividends during the period have been reinvested. Returns are at December 31 of each year. The impact of income taxes is not reflected. The Furniture Peer Group index is available to shareholders by contacting our Investor Relations Department (800-888-4569).

EXECUTIVE COMPENSATION AND RELATED MATTERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee establishes executive compensation policies and approves the compensation (including stock options) of the Company’s executive officers. Three independent directors comprised the Compensation Committee in 2003. Mr. Enloe serves as Chair.

Compensation Philosophy and Strategy

The Committee believes the Company’s executive compensation should:

•	be competitive in the employment marketplace in order to attract, retain and motivate exceptional leadership

•	be substantially conditioned on the Company’s success in order to align executives’ interests with those of shareholders

•	fairly reflect and reward individual responsibilities and performance within the Company

Accordingly, executive compensation includes a mix of immediate, short-term and long-term incentives in the form of base salary, annual incentive bonus and stock-based compensation. Each component is described in detail below. The Company targets total compensation at the median of the competitive market. Total cash compensation (base salary plus annual incentive) is targeted slightly below market median. Long-term incentives are intended to bring total compensation to the median.

Base Salary. The Committee annually reviews executive salaries and, if warranted, approves management recommended changes. Management recommendations are made by the Chief Executive Officer and are developed in consultation with the Company’s Human Resources department. In addition to the Company’s performance over the preceding year, the Committee periodically evaluates management compensation relative to national compensation survey data, customized data prepared by outside consultants, and direct analysis of peer company proxy statements. The Committee also considers management’s evaluation of each executive’s individual performance and contribution. Evaluations of industry compensation trends focus on compensation paid for comparable positions at durable goods manufacturers with sales and scope similar to Leggett’s. These companies may include but are not limited to the peer companies named in the Performance Graph on page 19.

In 2002, the Committee’s review included a comprehensive evaluation of the Company’s executive compensation practices conducted by Watson Wyatt Worldwide, a leading provider of global compensation, benefits and employment practices information. The competitive market analysis included 32 companies meeting one or more of the following criteria: (i) a diversified manufacturing company; (ii) of similar revenue size ($3.8 billion median); or (iii) having operations in the same geographic location as the Company. The Committee did not engage outside consultants for its review in 2003.

Annual Incentive Bonus. Bonuses in 2003 were awarded under our 1999 Key Officers Incentive Plan (“the 1999 Incentive Plan”). The Committee amended the 1999 Incentive Plan, effective January 1, 2004, to simplify the payout calculations. The 2004 Key Officers Incentive Plan (“the 2004 Incentive Plan”) is being presented to shareholders for approval at the 2004 annual meeting. A description of the 2004 Incentive Plan can be found on page 16 of this proxy statement.

Under the 1999 Incentive Plan, all bonuses under the plan are directly tied to a pre-established formula. The formula is based on (i) after-tax returns on the Company’s adjusted average equity (“ROAAE”) and (ii) EBIT (earnings before interest and taxes) returns on adjusted net assets (“ROANA”). ROAAE and ROANA are given equal weight in the formula.

Bonus amounts are determined by applying the bonus formula to a percentage of the participant’s salary (the “Target Percentage”). The Committee approved the Target Percentages for the executive officers listed in the

Summary Compensation Table. If threshold ROAAE or ROANA levels are met, a portion of the applicable Target Percentage becomes payable. This portion increases as the returns increase above the thresholds.

We also maintain a Management Incentive Plan that is substantially similar to the 2004 Incentive Plan. This Plan generally applies to a much larger group of executives, managers and professionals who are not executive officers appearing in the Summary Compensation Table. Total bonuses paid under both the Management Incentive Plan and the 2004 Incentive Plan may not exceed 4% of EBIT.

Bonuses under the plans may be greater than 100% of the target percentage, subject to the overall EBIT limitation on bonuses. Total bonuses for executive officers for 2002 performance were 63.4% of their Target Percentages, up from 44.6% the preceding year. Total bonus payments were well below the overall EBIT limits. Thresholds and performance criteria in 2003 for the plans were the same as the criteria in 2002. Bonus payments for 2003 were 46.9% of their Target Percentages.

Long-term Incentives. Stock options represent a significant portion of the overall compensation package of each executive officer and a large group of other Company managers. Approximately 1,800 employees, including executive officers, presently hold stock options. Only through enhancing shareholder wealth will our executive officers and other managers receive the full potential of this important compensation component.

We typically grant options annually. The options are granted at market value, have a 10-year term and vest in three annual installments beginning at 18 months. The “Option Grants in 2003” table located on page 24 provides a description of the options granted to the Chief Executive Officer and each of the four other most highly compensated executive officers during 2003.

The Committee approves the number of options granted to executive officers. Generally, the number of option shares is determined as a percentage of base salary divided by the fair market value per share on the grant date. The percentages are based primarily on each officer’s position with the Company, taking into account the objective of using long-term incentives to bring total compensation to the market median.

In addition to stock options, we have other compensation plans that encourage executive ownership of Company common stock. Executive officers and more than 7,100 other employees contribute their own funds toward the purchase of common stock under various stock purchase plans.

All of the executive officers participate in the Company’s Executive Stock Unit Program (“ESU Program”), a non-qualified program established under our 1989 Flexible Stock Plan. The purpose of the ESU Program is to assist management employees in saving for their retirement while building a long-term stake in the Company.

The ESU Program permits an executive officer to make pre-tax contributions of up to 10% of his compensation that exceeds $23,700 to purchase “stock units” at a 15% discount from the current market value of Company common stock. The Company matches 50% of the executive’s contribution and will match an additional 50% if we meet certain financial objectives for the year. We made the additional 50% match in 2003. Additional stock units are credited to participants’ accounts for dividend equivalents. When an executive leaves the Company, stock units are converted into an equivalent number of shares of common stock.

Executive officers may also defer compensation under two additional programs, the Deferred Compensation Program and the Executive Deferred Stock Program. Under the Deferred Compensation Program, executives can defer pre-tax compensation into stock options or a Company note. Stock options are granted at a 15% discount to market.

The Executive Deferred Stock Program allows participants to defer the payment of income taxes that would otherwise be due upon the exercise of stock options. Rather than receiving the “profit shares” from an option exercise, the executive elects to have stock units credited to his account until a future distribution date. Accounts are credited with dividend equivalents during the deferral period.

Each of the named executive officers has a substantial amount of his wealth invested in Company common stock through various equity-based benefit plans. Accordingly, the Committee believes the objective of linking executive and shareholder interests is achieved without formal stock ownership requirements.

Compensation of Chief Executive Officer

Base Salary. The Committee approved a salary increase for Mr. Wright consistent with the Company’s 2003 merit increase guidelines for outstanding performance. Accordingly, his salary was increased 3.9% in 2003. Based on research of durable goods manufacturers of similar sales and scope, the Committee believes Mr. Wright’s base salary is near the market median.

Salary increases are made in April each year and take into consideration the Company’s performance during the preceding year. Our 2002 sales increased 3.8% from $4.11 billion to $4.27 billion. The Company’s return on average equity for 2002 was 12.1% compared to 10.3% in 2001. For the same period, we experienced net earnings of $1.17 per share, up from $.94 per share in 2001. The Committee recognized Mr. Wright’s leadership in the face of difficult economic conditions, as well as his long-term performance and extensive experience and industry knowledge.

Certain executive officers, including Mr. Wright, have employment contracts with the Company that are described on page 26 of this proxy statement under “Employment Contracts and Change-in-Control Arrangements.” Under these contracts annual percentage increases in salary must, unless waived by the executive, be at least equal to the percentage increases over the previous year (to the extent not attributable to additional responsibilities) of the aggregate salaries of the five highest-paid executives other than the executive officer in question. This contractual provision did not affect the salary increase approved for Mr. Wright in 2003.

Annual Incentive Bonus. Mr. Wright’s Target Percentage was 70% of his salary in 2003, the same Target Percentage as in 2002. His bonus is determined by the application of the bonus formula in the same manner as other bonuses were determined under the 1999 Incentive Plan. Bonuses for 2003 were paid at 46.9% of the Target Percentage.

Long-term Incentives. Mr. Wright received a stock option grant for 84,000 shares in 2003. The Committee also approved an increase in his supplemental pension percentage from 45% to 50% of his highest consecutive five-year earnings in connection with the extension of his employment agreement. He will receive an additional 5% increase in 2004, contingent on his continued employment. (The supplemental pension is described under “Employment Contracts and Change-in-Control Arrangements,” on page 26.)

Other Matters

Due to limitations imposed by the Code, Mr. Wright and other executive officers have been unable for several years to fully participate in the Company’s tax-qualified retirement plan. For this reason the Compensation Committee approved payments to these executive officers in 2003 to compensate them for the reductions of their retirement benefits resulting from their inability to fully participate in the Retirement Plan.

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company’s Chief Executive Officer and four other most highly compensated executive officers. Certain performance-based compensation, including bonuses under our Incentive Plan, is specifically exempt from the deduction limit. Our policy is to take reasonable and practical steps to avoid or minimize the amount of compensation that exceeds the $1 million cap. All compensation paid to executive officers in 2003 was deductible for federal income tax purposes under Section 162(m).

R. Ted Enloe, III (Chair)

Richard T. Fisher

Judy C. Odom

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of certain compensation provided during each of the last three years to the Company’s CEO and four most highly compensated executive officers for the period ended December 31, 2003.

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary (1)		Bonus (1)		Other Annual Compensation	Securities Underlying Options (#)(1)	All Other Compensation (2)
Felix E. Wright Chairman of the Board and Chief Executive Officer	2003 2002 2001	$ $ $	794,923 754,500 729,538	$ $ $	262,640 341,726 215,766	— — —	156,124 154,412 141,792	$ $ $	151,731 138,525 185,474

David S. Haffner President and Chief Operating Officer and Director	2003 2002 2001	$ $ $	597,381 539,250 493,615	$ $ $	169,009 219,681 121,423	— — —	115,780 105,071 93,654	$ $ $	89,329 72,815 88,503

Karl G. Glassman Executive Vice President and President—Residential Furnishings Segment and Director	2003 2002 2001	$ $ $	417,615 359,000 309,231	$ $ $	98,490 126,800 99,294	— — —	63,755 46,802 34,522	$ $ $	52,943 41,651 55,522

Robert A. Jefferies, Jr. Senior Vice President—Strategic Planning	2003 2002 2001	$ $ $	278,730 267,000 432,692	$ $ $	65,336 149,949 17,715	— — —	38,770 24,895 58,523	$ $ $	48,213 42,708 72,819

Jack D. Crusa Senior Vice President and President—Industrial Materials and Specialized Products Segments	2003 2002 2001	$ $ $	218,212 207,500 201,154	$ $ $	60,128 84,745 44,795	— — —	25,905 23,920 25,417	$ $ $	27,561 23,347 25,553

(1)	The Summary Compensation Table above includes cash compensation forfeited by executive officers under the Company’s Deferred Compensation Program. In lieu of the forfeited compensation, these executives received options to purchase the Company’s stock. Many of our senior executives have elected to trade substantial portions of their compensation for stock options. The table below shows the Salary and Bonus forfeited by each of the executive officers and the number of options received in lieu of forfeited cash compensation. The salary, bonus and options set forth in the following table also are included in the Summary Compensation Table above.

Cash Compensation Forfeited
		Salary		Bonus		Options (#)
Felix E. Wright	2003 2002 2001	$ $ $	791,923 751,500 726,538	$ $ $	262,640 341,726 215,766	72,124 74,412 84,780

David S. Haffner	2003 2002 2001	$ $ $	577,500 495,000 476,000	$ $ $	169,009 219,681 121,423	52,780 49,071 53,654

Karl G. Glassman	2003 2002 2001	$ $ $	250,000 100,000 100,000	$ $ $	0 0 0	16,505 6,802 9,522

Robert A. Jefferies, Jr.	2003 2002 2001	$ $ $	278,730 0 432,692	$ $ $	65,336 149,949 0	23,770 9,895 41,720

Jack D. Crusa	2003 2002 2001	$ $ $	81,212 104,500 106,154	$ $ $	30,064 25,424 33,596	7,905 8,920 12,417

(2)	The majority of All Other Compensation represents awards under our Executive Stock Unit Program (“ESU Program”) and 1989 Flexible Stock Plan which replace benefits not available to the executive officers under the Company’s Stock Bonus Plan, a tax-qualified defined contribution plan. The amounts disclosed for 2003 include: disability insurance premiums (Glassman—$1,185, Haffner—$4,875, Jefferies—$3,941); ESU Program (Crusa—$26,644, Glassman—$50,306, Haffner—$76,452, Jefferies—$35,917, Wright—$100,692); payments made to compensate for reductions in retirement benefits resulting from the inability to fully participate in the Company’s tax-qualified defined benefit retirement plan (Crusa—$222, Glassman—$851, Haffner—$6,760, Jefferies—$4,792, Wright—$42,974); life insurance income (Crusa—$694, Glassman—$602, Haffner—$1,242, Jefferies—$3,564, Wright—$6,858); and life insurance premiums (Wright—$1,208).

STOCK OPTION INFORMATION

The following table provides information concerning stock options granted in 2003 to the executive officers named above.

OPTION GRANTS IN 2003

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($ per Share)		Market Price on Date of Grant		Expiration Date	Grant Date Present Value (1)
Felix E. Wright	84,000 59,086 18,995	(2) (5) (6)	7.2%	$ $ $	21.01 4.07 4.07	$ $ $	21.01 20.33 20.33	01/21/2013 12/01/2018 12/01/2018	$ $ $	293,168 355,999 114,447

David S. Haffner	63,000 40,556 15,369 43,438 12,224	(2) (3) (4) (5) (6)	7.8%	$ $ $ $ $	21.01 4.20 4.20 4.07 4.07	$ $ $ $ $	21.01 21.01 21.01 20.33 20.33	01/21/2013 01/21/2018 01/21/2018 12/01/2018 12/01/2018	$ $ $ $ $	219,876 258,800 98,074 261,718 73,651

Karl G. Glassman	47,250 21,697	(2) (5)	3.1%	$ $	21.01 4.07	$ $	21.01 20.33	01/21/2013 12/01/2018	$ $	164,907 130,727

Robert A. Jefferies, Jr.	15,000 20,682 4,725	(2) (5) (6)	1.8%	$ $ $	21.01 4.07 4.07	$ $ $	21.01 20.33 20.33	01/21/2013 12/01/2018 12/01/2018	$ $ $	52,352 124,611 28,469

Jack D. Crusa	18,000 5,731 1,779 6,154 2,174	(2) (3) (4) (5) (6)	1.5%	$ $ $ $ $	21.01 4.20 4.20 4.07 4.07	$ $ $ $ $	21.01 21.01 21.01 20.33 20.33	01/21/2013 01/21/2018 01/21/2018 12/01/2018 12/01/2018	$ $ $ $ $	62,822 36,571 11,352 37,078 13,099

(1)	“Grant Date Present Value” was calculated using the Black-Scholes option valuation model. The following assumptions were used in the model:
•	Stock price volatility was calculated using the daily high-low average price of Leggett common stock for a period of time prior to the date of the grant equal to the estimated option life.
•	The risk-free interest rate for each option grant was the market yield on the date of grant on a Treasury bill with a term identical to the estimated option life.
•	The dividend-yield is calculated as the weighted average of the dividend yield over the estimated option life, assuming a 15% dividend increase consistent with the Company’s historical dividend growth.
•	The expected life of option grants to executive officers is assumed to be 10 years for grants with a 10-year term and 13 years for grants with a 15-year term.

(2)	Options have a 10-year term, subject to earlier termination if the optionee’s employment ceases, and vest in three annual installments beginning 18 months after grant. Options are transferable only by will or the laws of descent and distribution. In the event of a Change of Control of the Company, as defined in our 1989 Flexible Stock Plan, all options immediately become exercisable.
(3)	Stock option grant in lieu of 2003 salary. The options have a 15-year term and vested as salary was earned but did not become exercisable until January 22, 2004.
(4)	Stock option grant in lieu of 2002 bonus. The options have a 15-year term and were vested at grant but did not become exercisable until January 22, 2004.
(5)	Stock option grant in lieu of 2004 salary. The options have a 15-year term and vest as salary is earned but do not become exercisable until December 31, 2004.
(6)	Stock option grant in lieu of 2003 bonus. The options have a 15-year term and were vested at grant but do not become exercisable until December 31, 2004.

OPTION EXERCISES IN 2003 AND YEAR-END OPTION VALUES

The table below provides information concerning stock options exercised in 2003 by the five named executive officers and stock options held by them as of December 31, 2003.

Name	Shares Acquired On Exercise	Value Realized	Number of Unexercised Options at 12/31/03		Value of Unexercised In-the- Money Options at 12/31/03
			Exercisable	Unexercisable	Exercisable	Unexercisable
Felix E. Wright	0	$0	1,059,736	272,082	$13,749,951	$1,554,050
David S. Haffner	0	$0	447,344	225,255	$6,663,069	$1,066,369
Karl G. Glassman	7,464	$157,640	119,068	103,948	$915,706	$443,130
Robert A. Jefferies, Jr.	0	$0	436,815	55,407	$7,190,696	$475,147
Jack D. Crusa	0	$0	100,515	48,172	$1,244,666	$305,375

RETIREMENT & PENSION BENEFITS

The Company has a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”). The Retirement Plan requires a contribution from participating employees of 2% of base salary. Employees are not permitted to discontinue contributions to the Retirement Plan while employed by the Company. Normal monthly retirement benefits are the sum of 1% of the employee’s average monthly earnings for each year of participation in the Retirement Plan. Earnings for purposes of the Retirement Plan include only salary or wages.

Upon reaching his normal retirement date under the Retirement Plan in 2002, Mr. Wright began receiving distributions from the plan. He elected to receive his account contributions in a lump sum and the Company portion of his benefit in 180 guaranteed payments. He received payments totaling $44,441 in 2003 and is expected to receive the same amount in 2004.

Estimated annual benefits for the remaining executive officers are listed below. The estimates assume retirement at age 65.

Executive Officer	Projected Annual Retirement Benefit
David S. Haffner	$52,108
Karl G. Glassman	$67,411
Robert A. Jefferies, Jr.	$32,417
Jack D. Crusa	$50,533

As described below, Mr. Wright is entitled to supplemental pension payments. If he retired at December 31, 2004, his estimated annual supplemental pension payment would be $640,284, calculated as 55% of the average of his highest consecutive five-year earnings.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

Employment Contracts

Messrs. Haffner, Jefferies and Wright have employment contracts with the Company. Subject to provisions that allow earlier termination in the event of total disability and for cause, the agreements expire as follows: Haffner—July 30, 2006; Jefferies—December 3, 2006; and Wright—October 1, 2004. Mr. Wright’s employment contract may be extended for an additional year.

Under Messrs. Haffner and Wright’s employment contracts, compensation levels are at the discretion of the Company’s Compensation Committee. However, annual salary increases must, unless waived by the executive, be at least equal to the percentage increases over the previous year (to the extent increases were not attributable to additional responsibilities) of the aggregate salaries of the Company’s five highest paid executives other than the executive. Compensation levels for Mr. Jefferies are determined using identical guidelines except that his annual percentage increase in salary must, unless waived, be at least equal to the percentage increases over the previous year of the aggregate salaries of the Company’s five highest paid executives other than Mr. Jefferies and the CEO.

Mr. Wright is entitled to a supplemental pension in addition to the pension he is entitled to under the Retirement Plan. The supplemental pension begins upon the later of termination of employment or the expiration of any consulting agreement (as described below). The supplemental pension will be for life or 15 years, whichever is longer. Annual pension payments are based on the average of his highest consecutive five-year earnings (“Average Earnings”). His Average Earnings were $1,164,154 at December 31, 2003. Currently, these payments are 50% of Average Earnings. This percentage will increase to 55% if Mr. Wright’s employment agreement is extended for an additional year (beginning October 1, 2004). While he receives supplemental pension payments, the Company will provide Mr. Wright and his dependents with life and medical insurance benefits.

Mr. Wright may elect to enter into a two-year consulting agreement within 120 days after termination of employment, except in the case of total disability or termination for cause. He will be paid an amount equal to 60% of Average Earnings for each year of his consulting agreement.

If either Mr. Jefferies or Mr. Wright is terminated without cause, he is entitled to continue to receive his total compensation at the time of his termination until December 31, 2006, in the case of Mr. Jefferies, and October 1, 2004, in the case of Mr. Wright.

In the event of a hostile change-in-control, Mr. Jefferies may elect to enter into a consulting agreement in which he will be paid an amount equal to 100% for the first year and 75% for the second year of his total cash compensation in the year immediately preceding termination.

Change-in-Control

Messrs. Haffner, Jefferies and Wright are also parties to severance benefit agreements with the Company that become effective upon a change-in-control of the Company. As defined in the agreements, a change-in-control is deemed to have occurred if:

•	there is a change in control as contemplated by Item 5(f) of Schedule 14A, Regulation 14A or by Item 1 of Form 8-K of the Exchange Act

•	any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner of 25% or more of the combined voting power of the Company’s outstanding voting securities

•	the current directors or their “successors” (as defined in the agreement) cease to constitute a majority of the Board of Directors

•	after a merger or consolidation with another corporation, less than 75% of the outstanding voting securities of the surviving corporation are owned by the former shareholders of the Company

•	the Company liquidates, sells or otherwise transfers all or substantially all of its assets to a person not controlled by the Company both immediately prior to and after such sale

The severance benefit agreements have no fixed expiration dates. The agreements entitle the covered executives to severance benefits if, during any 36-month period following a change-in-control of the Company, (the “Protected Period”), (i) the executive’s employment is terminated by the Company (except for cause or disability), or (ii) the executive terminates his employment for “good reason.” The severance benefits include:

•	the payment in 36 monthly installments of an amount equal to three times the executive’s annual salary plus bonus as of the date of the change-in-control or the termination date, whichever is greater

•	continued participation in Company benefit plans for three years after termination, or if prohibited by the terms of the plan, benefits substantially similar

•	the immediate vesting of all outstanding stock options

•	the purchase by the Company of all common stock offered by the executive to the Company

•	an additional lump sum retirement benefit equal to the actuarial benefit the executive would have been entitled to under the retirement plan had he accumulated three additional years of continued service

•	reimbursement for costs incurred in connection with job search and relocation, to the extent not reimbursed by a new employer

All amounts received by the executive as cash compensation from a new full time job will reduce the cash severance payments dollar for dollar. Similarly, any fringe benefits the executive receives from his new job will reduce any fringe benefits the Company is then providing. However, the executive is not required to find a new job.

The agreements further provide that, within one year following a change-in-control opposed by a majority of the directors, the executive may elect to terminate his employment for any reason and receive, in lieu of the benefits described above, a lump sum payment equal to 75% of the executive’s cash compensation preceding the year of termination and certain fringe benefits for one year.

If either Mr. Wright or Mr. Jefferies elects to take the severance benefits provided, he will forfeit his right to enter into the two-year consulting agreement with the Company described above.

If Mr. Haffner receives any payment subject to the tax imposed by Section 4999 of the Code (“Excise Tax”), the Company will pay him the amount of the Excise Tax plus a tax gross-up payment. These payments are intended to put Mr. Haffner in the same position as if his benefits were not subject to the Excise Tax. Payments made to Mr. Wright and Mr. Jefferies are not subject to the Excise Tax because their severance agreements pre-date the enactment of Section 4999.

RELATED PARTY TRANSACTIONS

The Company purchased shares of common stock from several of its executive officers and directors. We buy shares from our employees from time to time. All employees, including the officers listed below, are charged a $25.00 fee for each transaction. These purchases were made at prevailing market prices at the time of purchase. Details of the purchases are set out below.

Name	Number of Shares	Market Price per Share	Total Purchase Price
Jack D. Crusa	2,300	$22.33	$51,359
Matthew C. Flanigan	1,267	$20.32	$25,745
Karl G. Glassman	5,239	$21.40	$112,115
Daniel R. Hebert	2,998	$21.26	$63,737
Robert A. Jefferies Jr.	15,072	$21.37	$322,089
Duane W. Potter	25,000	$23.08	$577,000
Allan J. Ross	6,244	$20.32	$126,878
Allan J. Ross	3,598	$21.65	$77,897

The Company’s employment agreement with Mr. Cornell provided for a two-year consulting term following his termination of employment. Upon his retirement in May 2002, he became a consultant to the Company. The agreement provides for consulting payments equal to 100% of his 1998 compensation for the first year and 75% for the second year. Accordingly, he earned $1,126,680 for consulting in 2003. During his consulting term, Mr. Cornell also is entitled to the use of an automobile (valued at $3,494 in 2003) and limited use of the Company airplane ($4,859 in 2003). Upon his retirement, he also became entitled to supplemental pension payments equal to 65% of the average of his highest consecutive five-year earnings, less an offset for social security benefits. These payments totaled $760,554 in 2003. His employment agreement also provides for certain post-retirement benefits, including life insurance coverage ($31,391 premiums for 2003) and medical insurance coverage ($3,900 for 2003).

Mr. Cornell’s son-in-law, Lance Beshore, is employed by the Company as Vice President-Public Affairs & Government Relations. Mr. Beshore was paid an aggregate salary and bonus of $218,956 in 2003.

The Company had two other transactions with Mr. Cornell. He leases to the Company, on a month-to-month basis, certain real estate located in Keystone, Colorado. In 2003, the lease was for $1,925 per month. In July 2001, the Company loaned him $295,000. The loan had a two-year term and an interest rate of 6% per year. On July 27, 2003, he paid the loan balance of $330,400 in full.

Mr. Wright and the Company are parties to an agreement whereby Mr. Wright leases to the Company certain real estate located in Durango, Colorado for $40,000 per year. The lease has a 3-year term beginning January 1, 2004, and was approved by the Compensation Committee. The Compensation Committee believes the terms of the lease are at or below the market rate for similar properties in that area.

Mr. Wright’s son-in-law, Tom Wells, Jr., is employed by the Company as Group Vice President of Marketing. He was paid an aggregate salary and bonus of $95,997 in 2003. Mr. Wright’s son, Felix E. Wright II, is employed as Group Vice President of Sales. He was paid an aggregate salary and bonus of $97,791 in 2003.

Locke Liddell & Sapp LLP performed legal services for the Company in 2003 in the amount of $660. Mr. Purnell is Of Counsel to Locke Liddell & Sapp LLP.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth the beneficial ownership of our common stock on March 1, 2004, by the Company’s Directors, the Chief Executive Officer and the other four most highly compensated executive officers, director nominees, and all directors and executive officers as a group.

	Common Stock
Directors and Executive Officers	Beneficially Owned(1)(2)		% of Class(3)
Raymond F. Bentele, Director	20,195		—
Ralph W. Clark, Director	10,645		—
Harry M. Cornell, Jr., Chairman Emeritus of the Board	5,217,354		2.7%
Jack D. Crusa, Senior Vice President and President—Industrial Materials Segment and Specialized Products Segment	131,690		—
Robert Ted Enloe, III, Director	22,424		—
Richard T. Fisher, Director	121,242		—
Karl G. Glassman, Executive Vice President and President—Residential Furnishings Segment and Director	183,700.1%
David S. Haffner, President and Chief Operating Officer and Director	1,210,846.6%
Robert A. Jefferies, Jr., Senior Vice President, Strategic Planning	984,750.5%
Judy C. Odom, Director	1,500		—
Maurice E. Purnell, Jr., Director	33,778		—
Felix E. Wright, Chairman of the Board and Chief Executive Officer	3,281,530	(4)	1.7%
All executive officers and directors as a group (18 Persons)	11,634,125		6.0%

(1)	The shares shown above as beneficially owned include those shares the following persons have the right to acquire within 60 days from March 1, 2004 by way of option exercise: Mr. Bentele—16,195; Mr. Clark—9,845; Mr. Cornell—203,423; Mr. Crusa—108,025; Mr. Enloe—18,424; Mr. Fisher—3,442; Mr. Glassman—119,068; Mr. Haffner—503,269; Mr. Jefferies—436,815; Mr. Purnell—23,778; Mr. Wright—1,099,736; and all executive officers and directors as a group (18 Persons)—2,769,768.
(2)	The shares shown above as beneficially owned include phantom stock, or “stock units,” held on account under the Company’s Executive Deferred Stock Program and Executive Stock Unit Program. Participants have no voting rights with respect to stock units. Ownership attributable to stock units is as follows: Mr. Cornell—77,888; Mr. Crusa—10,591; Mr. Glassman—20,436; Mr. Haffner—189,937; Mr. Jefferies—159,656; Mr. Wright—327,549 and all executive officers and Directors as a group (18 persons)—814,155.
(3)	Beneficial ownership of less than .1% of the class is not shown.
(4)	Includes 95,572 shares held as trustee for the Felix S. and Opal Wright Unified Credit and GST Trust and 16,874 shares held as trustee for the Felix S. and Opal Wright Residuary Trust.

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of March 1, 2004, except as set out below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR Corp. 82 Devonshire Street Boston, MA 02109	13,727,289	(1)	7.2%

(1)

FMR Corp. is deemed to have sole dispositive power with respect to 13,727,289 shares and sole voting power with respect to 962,139 shares. FMR Corp. reports beneficial ownership in its capacity as a parent holding company with respect to the holdings of its subsidiaries, the majority of which are held by Fidelity

Management & Research Company (12,667,650 shares) and Fidelity Management Trust Company (938,364 shares). Members of the Edward C. Johnson 3d family, through their aggregate ownership of class B common stock representing approximately 49% of the voting power of FMR Corp., are deemed to form a controlling group with respect to FMR Corp. This information is based on Amendment No. 8 to Schedule 13G of FMR Corp., dated February 17, 2004, which reported beneficial ownership as of December 31, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC and the NYSE. We must identify in this proxy statement those individuals for whom one of these reports was not filed in a timely manner. Our executive officers and directors made all filings on a timely basis in 2003.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of outstanding options and shares available for future issuance of options under all the Company’s equity compensation plans as of December 31, 2003. All of our equity compensation plans have been approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by shareholders(1)	11,412,652	$14.17	6,767,699
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	11,412,652	$14.17	6,767,699

(1)	These are aggregate figures for the following plans:

Director Stock Option Plan. Includes 77,054 options outstanding and 701,757 shares available for future issuance. All options under this plan are granted in lieu of cash compensation otherwise payable to non-employee directors.

1989 Flexible Stock Plan. Includes 11,335,598 options outstanding and 5,058,865 shares available for future issuance. Approximately one-third of the options outstanding under this plan were granted to key executives under the Deferred Compensation Program in lieu of salary and bonus that otherwise would have been payable in cash. The discounted exercise price of these “purchased” options decreases the weighted-average exercise price of the options outstanding. If these deferred compensation grants were excluded from the calculation, the weighted-average exercise price would be $19.21.

The 1989 Flexible Stock Plan is an omnibus plan that allows for the grant of various equity awards, including restricted stock. Grants of restricted stock are not subject to any limits under the plan, but currently the Company does not grant restricted stock. Pursuant to an evergreen provision in the Plan, shares equal to .5% of our outstanding stock on each January 1st are added to the number of shares available for issuance. The plan has a 10-year term and expires May 9, 2011.

1989 Discount Stock Plan. The 1989 Discount Stock Plan is an employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans. Column (c) includes 1,007,077 shares available for future issuance.

INDEPENDENT AUDITOR FEES AND SERVICES

The fees billed or expected to be billed by PwC for professional services rendered in connection with fiscal years 2002 and 2003 are set forth below.

Type of Service	2002	2003
Audit(1)	$1,554,547	$1,702,496
Audit-Related(2)	$282,482	$153,349
Tax(3)	$795,831	$978,640
Other(4)	$126,280	$159,319

Totals	$2,759,140	$2,993,804

The Audit Committee adopted procedures in early 2003 for the pre-approval of all audit and non-audit services provided by the Company’s independent auditors. All services provided by PwC in 2003 were approved in accordance with the adopted procedures. Under the procedures, the Audit Committee has pre-approved specific audit-related and tax services, provided no individual engagement exceeds $200,000. The pre-approval requirement for all other services is waived if (i) the aggregate amount of the services constitutes no more than 5% of the total amount of revenues paid by the Company to the auditor during the fiscal year the services are provided; (ii) the services were not recognized by management to be non-audit services at the time of the engagement; and (iii) the services are promptly brought to the attention of the Audit Committee. The amount of fees for which the pre-approval requirement was waived in 2003 was less than $1,000.

The Audit Committee has determined that the provision of these approved non-audit services by PwC is compatible with maintaining PwC’s independence.

(1)	Includes: rendering an opinion on the Company’s consolidated financial statements; quarterly reviews of our financial statements; statutory audits as required; comfort and debt covenant letters to underwriters; and services in connection with securities regulatory filings.
(2)	Includes: consulting on accounting and financial reporting issues; limited procedures reports related to agreements, arbitrations or special investigations; continuing professional education; audits of employee benefit plans; and due diligence and audit procedures related to acquisitions and joint ventures.
(3)	Includes: preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures.
(4)	In 2002 and 2003, this category consisted primarily of internal audit services performed under engagement contracts entered into in the prior year (2001 and 2002, respectively.)

AUDIT COMMITTEE REPORT

The Audit Committee is composed of four non-management directors who are independent as required by NYSE rules. The Audit Committee operates under a written charter adopted by the Board (a copy of which is attached as Appendix B).

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent auditors, is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with generally accepted accounting principles. The Audit Committee is responsible for monitoring, overseeing and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent auditors, selecting and retaining our independent auditors, and overseeing compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s financial statements with management and PwC. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

The Audit Committee received the written disclosures and letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed the independent auditors’ independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with generally accepted accounting principles and on the opinion of PwC included in their report on the Company’s financial statements.

Based on the review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2003 Annual Report on Form 10-K.

Raymond F. Bentele (Chair) Ralph W. Clark Richard T. Fisher Judy C. Odom

OTHER MATTERS

We are not aware of any business to be acted upon at the annual meeting other than the four items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

By Order of the Board of Directors

Ernest C. Jett

Secretary

Carthage, Missouri

March 24, 2004

Appendix A

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

The New York Stock Exchange listing rules define an “Independent Director” as one who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. To assist the Board in making determinations of director independence consistent with requirements under applicable securities laws and regulations and the New York Stock Exchange listing rules, the Board hereby adopts the following standards:

A director who meets all of the following categorical standards shall be presumed to be “independent”:

•	During the past three years, the director has not been employed by the Company and has no immediate family member who has been an executive officer of the Company.

•	During the past three years, the director has not received, nor have any of his or her immediate family members received, greater than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

•	During the past three years, the director has not been affiliated with or employed by, nor have any of his or her immediate family members been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company.

•	During the past three years, the director has not been employed, nor have any of his or her immediate family members been employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee.

•	The director is not an executive officer or employee, nor is any of his or her immediate family members an executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year during the past three years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. This standard applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; former employment of the director or immediate family member need not be considered. In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. For the Company’s purposes, this standard includes charitable or non-profit organizations in which the director serves as an executive officer.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, and anyone (other than domestic employees) who shares such person’s home. It does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

A director who meets all of the above categorical standards will be presumed to be “independent.” Notwithstanding the above standards, the Board has the right, but not the obligation, to review any relationship or transaction relating to a director and, based upon such review, determine in its discretion that a director is not independent.

A-1

Appendix B

AUDIT COMMITTEE CHARTER

OF THE

LEGGETT & PLATT, INCORPORATED

BOARD OF DIRECTORS

Purpose

The Audit Committee will assist the Board of Directors in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditor, and (5) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements.

Membership

The Committee will be composed of at least three members of the Board of Directors, all of whom are independent as determined in accordance with the New York Stock Exchange Listing Standards and the Sarbanes-Oxley Act of 2002 (“Sarbox”). All members must be financially literate and at least one member must be a “financial expert” pursuant to Section 407 of Sarbox. No Committee member may serve on the audit committee of more than three other public companies without Board approval.

The Board will appoint Committee members annually. The Board may remove Committee members at any time, with or without cause, by a majority vote. The Board will fill any vacancy on the Committee. During a vacancy, the remaining members will have full power to act as the Committee.

The Board will appoint a Committee Chairman annually. If the Chairman is absent from a meeting, the Committee may, by majority vote of those members present, designate one of its members to serve as acting Chairman for the meeting.

To the extent permitted by applicable law, the Committee may delegate duties and responsibilities to one or more members or subcommittees as it deems appropriate.

Meetings

The Committee will meet each quarter prior to the filing of each quarterly report on Form 10-Q or annual report on Form 10-K, as applicable, and at such other times as it deems appropriate. Meetings may be conducted by teleconference.

A majority of members present at a meeting will constitute a quorum. If a quorum is present, the majority vote of those Committee members present at the meeting will be sufficient to adopt a resolution or otherwise take action.

The Company’s independent auditor and internal auditors will attend at least four of the Committee’s meetings each year. The Committee may request members of management or others to attend meetings and provide such information as the Committee deems appropriate.

The Secretary of the Company will attend and keep written minutes of Committee meetings, unless matters to be discussed at the meeting make it appropriate to excuse him. If the Secretary is excused, a member of the Committee will provide to the Secretary minutes of the meeting or information sufficient to prepare minutes.

Duties and Responsibilities

The duties and responsibilities of the Committee include the following:

(a)	The Committee will be responsible for the appointment, compensation, retention and oversight of the work of the independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting. The independent auditor will report directly to the Committee.

The Committee will nominate the independent auditor to be proposed for shareholder approval in any proxy statement. In performing this responsibility, the Committee will meet with and solicit the opinions of management.

The Committee will pre-approve all audit and non-audit services to be rendered by the independent auditors. However, pre-approval of non-audit services is not required if (i) the aggregate amount of non-audit services is less than 5% of the total amount paid by the Company to the auditor during the fiscal year in which the non-audit services are provided, (ii) such services were not recognized by the Company as non-audit services at the time of the engagement, and (iii) such services are promptly brought to the attention of the Committee and, prior to completion of the audit, are approved by the Committee or by one or more Committee members who have been delegated authority to grant approvals. Approval of non-audit services to be performed by the independent auditor will be disclosed in the applicable SEC reports filed by the Company. The Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Committee at its next meeting.

(b)	At least annually, obtain and review a report by the independent auditor describing: (i) the firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting any independent audit carried out by the firm, and any steps taken to deal with such issues, and (iii) to assess the auditor’s independence, all relationships between the independent auditor and the Company. After reviewing this report and the independent auditor’s work throughout the year, the Committee will evaluate the auditor’s qualifications, performance and independence. This evaluation will include a review and evaluation of the lead partner of the independent auditor. In making its evaluation, the Committee will take into account the opinions of management and internal auditors. The Committee will also consider whether, in order to assure continuing auditor independence, there should be a regular rotation of the independent auditor. The Committee will present its conclusions regarding the independent auditor to the Board.

Confirm that neither the lead audit partner nor the primary reviewing partner of the independent auditor has performed audit services for the Company for each of the five previous fiscal years.

Confirm that none of the Company’s CEO, CFO, Chief Accounting Officer, Controller or equivalent officers were employed by the independent auditor and participated in any capacity in the audit of the Company during the one-year period preceding the initiation of the audit.

(c)	Discuss the quarterly financial statements and annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

While the fundamental responsibility for the Company’s financial statements and disclosures rests with management and the independent auditor, the Committee will review: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (ii) analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and the treatment preferred by the independent auditor, (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company, and (iv) earnings press releases (paying particular attention to any use of pro-forma information and non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

Review the independent auditor’s report required by Section 204 of Sarbox, describing (i) all critical accounting policies and practices to be used, (ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (iii) other material written communications between the auditor and management, such as any management letter or schedule of unadjusted differences.

(d)	Review quarterly with the Company’s CEO and CFO (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, (ii) any material weakness in the Company’s internal controls, (iii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls.

(e)	Review annually with management and the independent auditor (i) the internal control report contained in the Company’s annual report or Form 10-K regarding management’s assessment of the effectiveness of the internal control structure and procedures of the Company for financial reporting, and (ii) the attestation and report of the independent auditor regarding management’s assessment of internal controls.

(f)	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

(g)	As the Committee determines necessary to carry out its duties, it may obtain advice and assistance from independent counsel and other advisers as well as the Company’s legal, accounting or other advisers.

(h)	The Company will provide for appropriate funding, as determined by the Committee, for payment of (i) compensation to the Company’s independent auditor, (ii) compensation to any advisers employed by the Committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

(i)	Discuss policies regarding risk assessment and risk management. While it is the job of Company management to assess and manage the Company’s exposure to risk, the Committee will discuss guidelines and policies that govern the process. This discussion may include the Company’s financial risk exposures and the steps management has taken to monitor and control exposures. The Committee is not required to be the sole body responsible for risk assessment and management.

(j)	Meet separately, periodically, with management, with internal auditors and with the independent auditors.

(k)	Review with the independent auditor any audit problems or difficulties and management’s response, as well as any other matters required to be communicated to the Committee under Statement of Auditing Standards 61. The Committee will regularly review with the independent auditor any difficulties the auditor encountered in the course of the audit, including any restrictions on the scope of the auditor’s activities or on access to requested information, and any significant disagreements with management.

(l)	Set clear hiring policies for employees or former employees of the independent auditor.

(m)	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

(n)	Prepare an audit committee report as required by the SEC to be included in the Company’s annual proxy statement.

(o)	Report regularly to the Board of Directors, including significant actions taken by the Committee. The report will include any significant issues arising with respect to (i) the quality or integrity of the Company’s financial statements, (ii) the Company’s compliance with legal or regulatory requirements, (iii) the performance and independence of the Company’s independent auditors, or (iv) the performance of the internal audit function.

Report to the Board whether the Committee recommends inclusion of the audited financial statements in the Company’s annual report on Form 10-K.

(p)	Conduct an annual performance evaluation of the Committee.

(q)	Meet at least annually with the Company’s Chief Compliance Officer and General Counsel to review the Company’s compliance with various laws and regulations and to review the distribution and acknowledgement of the Company’s Policy on Business Conduct.

While the Audit Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for auditing the Company’s financial statements or making determinations that the financial statements (i) are complete and accurate, (ii) are prepared in accordance with GAAP, or (iii) fairly present the Company’s financial condition, results of operations and cash flow. These duties are the responsibility of management and the independent auditors. Further, management is responsible for implementing adequate internal accounting and disclosure controls and procedures and for preparing the Company’s financial statements.

Appendix C

LEGGETT & PLATT, INCORPORATED

1989 DISCOUNT STOCK PLAN

(As amended and restated in its entirety on May 5, 2004)

LEGGETT & PLATT, INCORPORATED

1989 DISCOUNT STOCK PLAN

(As amended and restated in its entirety on May 5, 2004)

ARTICLE I

NAME AND PURPOSE

1.1 Name. The name of this Plan is the “Leggett & Platt, Incorporated 1989 Discount Stock Plan.”

1.2 Purpose and Construction. The Company has established this Plan to encourage and facilitate the purchase of its Common Stock by Eligible Employees. This Plan is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. Consequently, the provisions of this Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code. Any term or provision of this Plan which is inconsistent with the requirements of Section 423 of the Code shall be inapplicable.

ARTICLE II

DEFINITIONS OF TERMS

2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires shall have the following respective meanings:

(a) Board. The Board of Directors of the Company.

(b) Code. The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated pursuant to the Code.

(c) Company. Leggett & Platt, Incorporated.

(d) Committee. The Committee described in Section 4.1.

(e) Common Stock. The Company’s $.01 par value common stock.

(f) Compensation. The gross salary, wages and bonuses earned by an Employee for services rendered to an Employer plus any other remuneration so earned as the Committee shall determine. Compensation also includes any Compensation deferred pursuant to any Company plan, program or arrangement.

(g) Effective Date. July 1, 1989. However, in order to remain effective, the Plan must be approved by the shareholders of the Company within one year before or after approval by the Board. Any Offerings made prior to the approval by the shareholders of the Company shall be void if such approval is not obtained.

(h) Employee. A person employed by the Employer.

(i) Eligible Employee. With respect to each Offering, an Employee who is eligible to be granted an Option under the terms of such Offering. Notwithstanding the foregoing, with respect to any Offering, all Employees must be Eligible Employees except Employees who may be excluded from an “Employee Stock Purchase Plan” under Section 423 of the Code. The determination of whether an Employee is an Eligible Employee shall be made as of each Entry Date. For purposes of determining an Employee’s eligibility under the Plan, the Committee shall have the right to determine that employment for an entity which is acquired by an Employer or whose assets are acquired by an Employer is employment by the Employer.

(j) Employer. With respect to each Offering, the Company and all of its Parents and Subsidiaries whose Employees are eligible to be granted Options to purchase Common Stock in such Offering.

(k) Entry Date. Each date that an Eligible Employee may become a Participant in the Plan.

(l) Exercise Date. Each date on which an Option is exercised.

(m) Fair Market Value. The closing price of Shares on the New York Stock Exchange on a given date as reported on the New York Stock Exchange composite tape, or, in the absence of sales on a given date, the closing price (as so reported) on the New York Stock Exchange on the last day on which a sale occurred prior to such date.

(n) Offering. An offering consisting of grants of Options to purchase Shares under the Plan.

(o) Offering Date. Each date selected by the Committee for the initial granting of Options to purchase Shares in an Offering.

(p) Offering Period. With respect to each Offering, the period beginning on the Offering Date and ending on the Termination Date.

(q) Option. An option granted under the Plan to purchase Shares.

(r) Parent. Any corporation (other than the Company or a Subsidiary) in an unbroken chain of corporations ending with the Company, if, at the time of the grant of an Option, each of the corporations (other than the Company or a Subsidiary) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(s) Participant. An Eligible Employee who has elected to participate in the Plan.

(t) Plan. The Leggett & Platt, Incorporated 1989 Discount Stock Plan and all amendments and supplements to it.

(u) Prior Plan. The Leggett & Platt, Incorporated Employee Discount Stock Plan, as amended. The last offering under the Prior Plan shall terminate by its terms on the day before the Effective Date. As of the Effective Date, the plan shall be an amendment in its entirety and restatement of the Prior Plan. However, the Plan shall not adversely affect any benefits or rights under the Prior Plan.

(v) Rule 16b-3. Rule 16b-3 promulgated by the SEC, as amended.

(w) SEC. The Securities and Exchange Commission.

(x) Share. A share of Common Stock.

(y) Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(z) Termination Date. The date on which an Offering expires.

2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and in any Offering may be defined in other portions of the Plan or in such Offering.

ARTICLE III

SHARES TO BE OFFERED

3.1 Number of Shares. The maximum number of Shares for which Options may be granted under the Plan shall be 23,000,000. Shares may be authorized but unissued Shares, Shares held in the treasury, or both.

3.2 Reusage. If an Option expires or is terminated, surrendered, or canceled without having been fully exercised, the Shares covered by such Option which were not purchased shall again be available for use under the Plan.

3.3 Adjustments. If there is any change in the Common Stock of the Company by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or otherwise, the number and class of shares available for Options, the maximum number of Shares that may be purchased in the current Offering Period, and the price per Share, as applicable, shall be appropriately adjusted by the Committee.

ARTICLE IV

ADMINISTRATION

4.1 Committee. The Plan shall be administered by the Committee. The Committee shall consist of three or more members of the Board who are “Non-employee Directors” as defined in Rule 16b-3. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held.

4.2 Authority. Subject to the terms of the Plan, the Committee shall have complete authority to:

(a) determine the terms and conditions of, and the Eligible Employees under, each Offering, as described in ARTICLE VI;

(b) interpret and construe the Plan;

(c) prescribe, amend and rescind rules and regulations relating to the Plan;

(d) maintain accounts, records and ledgers relating to Options;

(e) maintain records concerning its decisions and proceedings;

(f) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and

(g) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and carry out the purposes of the Plan.

4.3 Determinations. All determinations of the Committee shall be final.

4.4 Delegation. Except as required for compliance with Rule 16b-3 or other applicable law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee.

ARTICLE V

AMENDMENT AND TERMINATION

5.1 Power of Board. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time.

5.2 Limitation. The Board may not amend the Plan, without approval of the shareholders of the Company:

(a) in a manner which would cause the Plan to fail to meet the requirements of Sections 423 of the Code;

(b) in a manner which would cause the Plan to fail to meet the requirements of Rule 16b-3; or

(c) in a manner which would violate applicable law.

5.3 Term. The Plan shall commence as of the Effective Date and, subject to the terms of the Plan including those requiring approval by the shareholders of the Company, shall continue in full force and effect until terminated.

5.4 Termination. The Plan may be terminated at any time by the Board. The Plan shall automatically terminate when all of the Shares available for purchase under the Plan have been sold. Upon termination of the Plan, and the exercise or lapse of all outstanding Options, any balances remaining in each Participant’s stock purchase account shall be refunded to him.

5.5 Effect. The amendment or termination of the Plan shall not adversely affect any Options granted prior to such amendment or termination.

ARTICLE VI

OFFERINGS

6.1 Offerings. There may be one or more Offerings under the Plan, which shall occur at such time or times, if any, as the Committee shall determine. Offerings may run concurrently and/or consecutively. Except as otherwise provided in an Offering, all capitalized terms used in the Offering shall have the same meaning as in the Plan, and the Offering shall be subject to all of the terms and conditions of the Plan.

6.2 Terms of Offering. At the time each Offering is made, the Committee will determine all of the terms and conditions of the Offering, which terms and conditions shall include, but not be limited to, the following:

(a) The number of Shares to be offered, which in no event shall exceed the maximum number of Shares then available under the provisions of ARTICLE III.

(b) The Offering Period. In no event shall an Offering Period exceed the maximum period permitted under Section 423 of the Code.

(c) The price per Share for which Common Stock will be sold to Participants who exercise Options, which price shall not be less than the lower of the following:

(i) 85% of the Fair Market Value on the date upon which the Option was granted; or

(ii) 85% of the Fair Market Value on the Exercise Date upon which the Option is exercised.

Notwithstanding the foregoing, in no event shall the price per Share be less than the par value.

(d) The Eligible Employees with respect to the Offering. All Eligible Employees on an Entry Date shall be eligible with respect to the Options to be granted on such Entry Date. However, no Employee shall be granted an Option:

(i) if, immediately after the grant, such Employee would own (within the meaning of Section 423(b)(3) of the Code) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary; or

(ii) which permits his rights to purchase stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Parents and Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock, determined as of the time such Option is granted, for each calendar year in which such Option is outstanding at anytime.

(e) The number of Entry Dates and the date of each Entry Date.

(f) The number of Exercise Dates and the date of each Exercise Date.

(g) The maximum number of Shares that may be purchased in the Offering Period by a Participant.

(h) Whether or not interest will be paid on balances in Participant’s stock purchase accounts and, if interest is to be paid, the rate of interest or method of determining the rate of interest, and whether interest is to be used to purchase Shares or paid to the Participant.

ARTICLE VII

GRANTS, PARTICIPATION AND WITHDRAWAL

7.1 Grant of Options. On an Entry Date, each Eligible Employee, who shall have indicated his desire to participate in the Plan commencing with such Entry Date by executing and delivering to the Company an agreement in the form approved by the Committee (“Participation Agreement”) in accordance with the provisions of the Offering, shall be granted an Option to purchase Shares under the Plan.

7.2 Options Not Transferable. Each Option granted to a Participant shall not be transferable other than by will or under the laws of descent and distribution and shall be exercisable, during his lifetime, only by him, his guardian or legal representative.

7.3 Election to Participate. An Eligible Employee who wishes to participate in the Plan as of an Entry Date must deliver his executed Participation Agreement to the Company no later than required by the Committee.

7.4 Method of Payment and Stock Purchase Accounts. Payment for Shares shall be made through payroll deductions from the Participant’s Compensation, such deductions to be authorized by a Participant in the Participation Agreement, by separate cash payments which may be made by a Participant from time to time in accordance with rules and limitations set by the Committee, and, with the consent of the Committee, and upon such terms as it shall require, in Shares which shall be valued at Fair Market Value on the Exercise Date. A stock purchase account shall be set up on the books of the Company in the name of each Participant. The amount of all payroll deductions, separate cash payments, and tender of Shares shall be credited to the respective stock purchase accounts of the Participants on the Company’s books. The funds deducted and withheld by the Company through payroll deductions, the funds received by the Company from separate cash payments, and the tendered Shares may be used by the Company for any corporate purposes as the Board shall determine, and the Company shall not be obligated to segregate said funds or Shares in any way.

7.5 Withdrawal from the Plan. A Participant may withdraw from the Plan at such times and upon such conditions as the Committee shall determine.

ARTICLE VIII

PURCHASE OF STOCK

8.1 Exercise of Option. Unless a Participant shall have withdrawn from the Plan as provided in Section 7.5, his Option to purchase Shares will be automatically exercised for him on each Exercise Date for the number of full Shares which the accumulated payroll deductions, separate cash payments (plus, if so permitted by the Committee pursuant to paragraph (h) of Section 6.2, interest thereon) and tendered Shares as of the Exercise Date will purchase at the applicable Option price, subject to the limitations set forth in the Plan and the Offering and subject to allotment in accordance with Section 8.2. Any balance remaining in a Participant’s stock purchase account after the exercise of an Option will remain in such account unless the Offering is over, in which event it will be refunded to such Participant.

8.2 Allotment of Shares. In the event that, on any Exercise Date, the aggregate funds and Shares available for the purchase of Shares, pursuant to the provisions of Section 8.1, would purchase a greater number of Shares than the number of Shares then available for purchase under the Plan on such Exercise Date, the Company shall issue to each Participant, on a pro rata basis, such number of Shares as, when taken together with the Shares issued to all other Participants, will result in the issuance of Shares totaling no more than the number of Shares then remaining available for issuance under the Plan on such Exercise Date. If, after such allotment, all of the Shares under an Offering have been purchased, any balance remaining in a Participant’s stock purchase account shall be refunded to such Participant.

8.3 Rights on Retirement, Death or Termination of Employment. In the event of a Participant’s retirement, death or termination of employment, he may continue to participate in the Plan with respect to Compensation earned prior to termination of employment if he or, in the event of his death, the person(s) to whom his rights pass by will or the laws of descent and distribution (“Successor”) delivers a written election to the Company within three (3) months after the Participant’s termination of employment. Unless a timely election is delivered to the Company, no payroll deduction shall be taken from any Compensation due and owing to the Participant after the termination of employment (“Post-Termination Compensation”) and any amount remaining in the Participant’s stock purchase account shall be paid to him or his Successor. If a timely election is made after the Company has delivered all or any part of the Participant’s Post-Termination Compensation, the Participant may return to the Company an amount equal to the payroll deduction. The amount returned shall be used to purchase Shares under the Plan on the Exercise Date following receipt of such amount by the Company provided that such Exercise Date is within three (3) months after Participant’s termination of employment. An Employee of a Subsidiary or a Parent which ceases to be a Subsidiary or a Parent shall be deemed to have terminated his employment for purposes of this Section 8.3 as of the date such corporation ceases to be a Subsidiary or a Parent, as the case may be, unless, as of such date, the Employee shall become an Employee of the Company or any Subsidiary or Parent.

8.4 Delivery of Stock. Certificates for Shares purchased will be issued and delivered as soon as practicable, which certificates shall be registered only in the name of the Participant, or, if he so indicates on his Participation Agreement, either in his name jointly with another person with right of survivorship, or in his name with his spouse as tenants by the entirety with right of survivorship.

Notwithstanding the provisions of paragraph 7.2, a Participant may register or transfer Common Stock to a trust established by the Participant as grantor if he so indicates on his Participation Agreement and if the following conditions are satisfied:

Terms of Trust. The trust must contain the following provisions: (i) the Participant must have the right to amend and revoke the trust, in whole or in part; and (ii) during the Participant’s lifetime, the income and principal of the trust may not be distributed or used for the benefit of any person or entity other than the Participant. In the event that Common Stock is transferred to a trust, in accordance with the provisions described above, it shall remain subject to the terms and conditions of the Plan but any reversion of ownership of the Common Stock from the trust to the Participant, by full or partial revocation of the trust, distribution of the Common Stock, or otherwise, shall not be considered a transfer under the Plan. In addition, in the event of any such transfer, the term Participant shall, to the extent necessary to carry out the terms of the Plan, mean the trustee of any such trust and/or the trust itself. None of the rights or privileges of a shareholder of the Company shall exist with respect to Shares purchased under the Plan until the certificates representing such Shares are issued.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Underscored References. The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

9.2 Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

9.3 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Missouri.

9.4 Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules, and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

9.5 Restricted Shares. Shares purchased under the Plan may be subject to restrictive agreements between an Employer and a Participant. In such case, the Employer shall have the right to include a legend reflecting any such restriction on any certificate for such Shares.

9.6 No Employment Contract. The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Company, a Parent or a Subsidiary to terminate the employment of any of its employees at any time.

9.7 Offset. In the event that any Participant wrongfully appropriates funds or other property of an Employer and thereby becomes indebted to such Employer, any funds or Shares in his stock purchase account may be applied against and used to satisfy such indebtedness.

Appendix D

LEGGETT & PLATT, INCORPORATED

2004 KEY OFFICERS INCENTIVE PLAN

SECTION 1. ESTABLISHMENT, DEFINITIONS, AND ADMINISTRATION

1.1	Establishment of the Plan. Leggett & Platt, Incorporated hereby establishes the 2004 Key Officers Incentive Plan (the “Plan”). Subject to the approval of Leggett’s shareholders at the 2004 annual meeting of shareholders, the Plan shall become effective as of January 1, 2004. If the Plan is not so approved, no Awards will be paid. Awards are intended to qualify as “other performance-based compensation” under Section 162(m) of the Code and, therefore, the Plan shall be construed, interpreted, and administered in accordance with such intention.

1.2	Purpose of the Plan. The purpose of the Plan is to attract, motivate, and retain the services of participants in the Plan (“Participants”) who make significant contributions to Leggett’s success by allowing them to share in that success.

1.3	Definitions. The following terms, when used in the Plan, shall have the following meanings:

(a)	“Award” means the bonus, if any, to which a Participant is entitled under the Plan based on the attainment of a Performance Objective.

(b)	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to the Code includes regulations promulgated pursuant to the Code.

(c)	“Corporate Participant” means a Participant whose Award is determined based on the performance of Leggett.

(d)	“EBIT” means Leggett’s earnings for a Year before deducting interest and taxes and after adjustments for other items approved by the Committee.

(e)	“Leggett” means Leggett & Platt, Incorporated or any successor thereto and also includes the subsidiaries and affiliates of Leggett & Platt, Incorporated.

(f)	“Profit Center” means a separate operating unit or branch of Leggett for which Leggett budgets an operating income for a Year.

(g)	“Profit Center Participant” means a Participant whose Award is determined based on the performance of one or more Profit Centers and the performance of Leggett.

(h)	“RONA” means Leggett’s EBIT return for the year on its net assets, as adjusted for items approved by the Committee.

(j)	“Year” means the calendar year. The determination of whether or not Performance Objectives are achieved and the amount, if any, of a potential Award to which a Participant shall be entitled shall be determined each Year.

1.4	Administration. The Plan shall be administered by the Compensation Committee of Leggett’s Board of Directors (the “Board”), or such other committee as may be appointed by the Board (the “Committee”). The Committee shall be comprised of two or more “outside directors” of the Board (as defined in Section 162(m) of the Code). The Committee shall have full power and authority to administer and interpret the Plan and to establish rules and procedures for its administration. The Committee has sole responsibility for selecting Participants, establishing Performance Objectives (defined below) and Award formulas, and determining Awards.

D-1

SECTION 2. ELIGIBILITY, PERFORMANCE OBJECTIVES AND AWARDS

2.1	Eligibility and Participation. Eligibility for participation in the Plan shall be limited to key employees of Leggett as determined by the Committee. The Committee shall determine who is a Corporate Participant and who is a Profit Center Participant. Key employees may participate as either Corporate Participants or Profit Center Participants, but not both.

2.2	Performance Objectives. Awards are paid based on the achievement of performance objectives (“Performance Objectives”). Unless and until otherwise so determined by the Committee, the Performance Objectives are as follows:

(a)	For Corporate Participants, an Award is payable when Leggett has achieved RONA of at least 8%. The aggregate amount of Awards under the Plan and bonuses paid under Leggett’s Key Management Incentive Compensation Plan may not exceed 4% of EBIT; provided however, that Awards and bonuses related to Profit Center performance are not subject to the 4% of EBIT limit.

(b)	For Profit Center Participants, 75% of the Award is based on the achievement of Profit Center objectives and 25% of the Award is based on the achievement of the RONA targets described in 2.2(a) above. The Profit Center portion of the Award is payable when the Profit Center has operating income of at least 62.5% of budgeted operating income. The maximum Profit Center portion is payable when the Profit Center has operating income equal to 100% of budgeted operating income.

2.3	Potential Award. The amount of each Participant’s Award is determined by applying the Award formula to a percentage of the Participant’s annual salary at the end of the Year (the “Target Percentage”). The Award formula and each Participant’s Target Percentage shall be determined by the Committee no later than 90 days after the beginning of each Year.

2.4	Other Performance Objectives and Awards. The Committee may select other and/or additional Performance Objectives than those set forth in Section 2.2. These Performance Objectives may be different for different Participants and shall be based on one or more of the following measures of Leggett’s (or, if applicable, a Profit Center’s) performance: revenues, operating income, return on equity, return on assets, cash flow, market price of Leggett’s stock, earnings, earnings per share of Leggett’s stock, and/or one or more of the Performance Objectives set forth in Section 2.2.

2.5	Determination of Final Awards. As soon as practical after the end of each Year, the determination of Awards for Participants will be made and certified in writing to the Board by the Committee solely on the basis of the attainment of Performance Objectives. The Committee shall have discretion to reduce by up to 10%, but shall not increase, the Award to which a Participant would be entitled based on Performance Objectives. No such reduction shall increase the Award of any other Participant who is subject to Section 162(m).

2.6	Maximum Award. Notwithstanding any other provision of the Plan, a Participant’s Award for a Year may not exceed 0.3% of EBIT for that Year.

2.7	Payment of Awards. A Participant’s Award will be paid or deferred in the manner and at the time or times established by the Committee. Payment of an Award will be made in cash unless deferred under the Company’s Deferred Compensation Program. Unless otherwise determined by the Committee, a Participant must be employed by Leggett on the last working day of the Year to be eligible for Award payments.

SECTION 3. AMENDMENT AND TERMINATION

The Committee may amend or terminate the Plan at any time, provided that no amendment shall be made without shareholder approval if such approval is required under applicable law or required for Awards to qualify as “other performance-based compensation” under Section 162(m). Except as otherwise provided in this Plan, no amendment or termination of the Plan may materially and adversely affect any outstanding Award without the Participant’s consent.

D-2

C/O UMB Bank, N.A.

P.O. Box 410064

Kansas City, MO 64141-0064

Your vote is important. Please vote immediately.

Vote by Internet		Vote by Telephone
OR
Log on to the Internet and go to http://www.eproxyvote.com/leg. Have your proxy card in hand when you access the website and follow the instructions.		Call toll-free 1-800-758-6973 Have your proxy card in hand when you call and follow the instructions.

If you vote over the Internet or by telephone, please do not mail your card.

Vote by Mail

Mark, sign and date the proxy card. Detach the proxy card and return it in the postage-paid envelope.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

									LEGCM
☒	Please mark votes as in this example.
LEGGETT & PLATT, INCORPORATED
1.	Election of Directors–Nominees:

(01)	Raymond F. Bentele	(06)	Karl G. Glassman
(02)	Ralph W. Clark	(07)	David S. Haffner	2.	The ratification of the Board’s appointment of	FOR	AGAINST	ABSTAIN
(03)	Harry M. Cornell, Jr.	(08)	Judy C. Odom		PricewaterhouseCoopers LLP as the	☐	☐	☐
(04)	Robert Ted Enloe, III	(09)	Maurice E. Purnell, Jr.		Company’s independent auditors for the year
(05)	Richard T. Fisher	(10)	Felix E. Wright		ending December 31, 2004.

	FOR ☐		☐ WITHHELD	3.	The approval of an amendment to the 1989	☐	☐	☐
	ALL NOMINEES		FROM ALL NOMINEES		Discount Stock Plan to authorize an additional 4 million shares.

	☐			4.	The approval of the 2004 Key Officers Incentive Plan.	☐	☐	☐
	For all nominees except as noted above
This proxy will be voted as specified. If no specification is made, this proxy will be voted for all proposals and in the discretion of the proxies upon such other business as may properly come before the
				meeting and any adjournment thereof.

Please be sure to sign and date this Proxy.	Date

Shareholder sign here	Co-owner sign here

Leggett & Platt, Incorporated

Dear Shareholder,

Enclosed is material relating to the Company’s 2004 Annual Meeting of Shareholders, which will be held on May 5, 2004 at the Company’s headquarters in Carthage, Missouri. The Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. The business includes four proposals of the Board of Directors: (1) the election of directors; (2) the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2004; (3) the approval of an amendment to the 1989 Discount Stock Plan to authorize an additional 4 million shares; and (4) the approval of the 2004 Key Officers Incentive Plan.

The Board recommends that you vote “FOR” each of the proposals.

You can vote in one of three ways: (1) by Internet at www.eproxyvote.com/leg; or (2) by telephone at 1-800-758-6973 (available 24 hours a day, 7 days a week); or (3) by marking, signing, dating and returning your proxy card in the accompanying postage-paid envelope. If you vote by Internet or telephone, there is no need to mail the proxy card.

Additionally, if you would like to receive future proxy materials and other Company communications electronically via the Internet, please provide your consent at www.econsent.com/leg or follow the instructions on the voting website, www.eproxyvote.com/leg.

Your votes are important to us. We look forward to hearing from you.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

LEGGETT & PLATT, INCORPORATED

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Felix E. Wright, David S. Haffner and Ernest C. Jett, or any one of them, with full power of substitution, as attorneys-in-fact of the undersigned to vote the shares of stock of which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Leggett & Platt, Incorporated, to be held at the Company’s Corporate Headquarters, No. 1 Leggett Road, Carthage, Missouri, on Wednesday, May 5, 2004, at 10:00 a.m. local time and at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) on the reverse side of this card. If stock is jointly owned, both parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTING INSTRUCTIONS TO THE COMMITTEE ADMINISTERING

THE LEGGETT & PLATT, INCORPORATED

STOCK BONUS PLAN

I hereby instruct the Committee to vote all shares of Common Stock of Leggett & Platt, Incorporated credited to my accounts in the Leggett & Platt, Incorporated Stock Bonus Plan as of March 15, 2004, at the Annual Meeting of Common Shareholders to be held on May 5, 2004, and at any adjournment thereof, on the following matters, all as set forth in the Proxy Statement, and upon such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS

(1)	ELECTION OF DIRECTORS		Raymond F. Bentele; Ralph W. Clark; Harry M. Cornell, Jr.; R. Ted Enloe, III; Richard T. Fisher; Karl G. Glassman; David S. Haffner; Judy C. Odom Maurice E. Purnell, Jr.; Felix E. Wright
	☐ FOR ALL NOMINEES (except those listed)	☐ WITHHOLD AUTHORITY	(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee’s name on the space provided below.)

The Board of Directors recommends a vote FOR all director nominees listed.

(2)	PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004

☐ FOR ☐ AGAINST ☐ ABSTAIN

(3)	PROPOSAL TO APPROVE AN AMENDMENT TO THE 1989 DISCOUNT STOCK PLAN TO AUTHORIZE AN ADDITIONAL 4,000,000 SHARES

☐ FOR ☐ AGAINST ☐ ABSTAIN

(4)	PROPOSAL TO APPROVE THE 2004 KEY OFFICERS INCENTIVE PLAN

☐ FOR ☐ AGAINST ☐ ABSTAIN

(5)	IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

Please sign EXACTLY as your name appears on the mailing label. The shares represented hereby will be voted as you specify. IF YOU GIVE NO INSTRUCTIONS
OR IF YOUR INSTRUCTIONS ARE NOT RECEIVED BY THE CORPORATE HUMAN RESOURCES DEPARTMENT ON OR BEFORE APRIL 23, 2004, THE COMMITTEE WILL DIRECT THE TRUSTEE TO VOTE THE SHARES CREDITED TO YOUR ACCOUNTS ON ALL PROPOSALS LISTED ABOVE AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Participant

Date